Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-217086

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or the sale is not permitted.

Subject to Completion, Dated April 3, 2018

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 19, 2017)

$175,000,000 of American Depositary Shares

Representing            Ordinary Shares

We are offering $175,000,000 of ordinary shares, €0.05 nominal value per share, in the form of American Depositary Shares, or ADSs. Each ADS represents one ordinary share.

Our ADSs are listed on the Nasdaq Global Market under the symbol “CLLS”. On April  2, 2018, the last reported sale price of our ADSs was $30.73 per ADS.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risk factors incorporated by reference into this prospectus supplement for risks you should consider before you make your investment decision.

	Per ADS	Total
Public offering price	$	$
Underwriting discount and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-16 of this prospectus supplement for additional information regarding underwriting compensation.

The underwriters have an option to purchase up to $26,250,000 of additional ADSs from us at the public offering price, less underwriting discounts and commissions within 30 days of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs evidenced by the ADRs against payment in U.S. dollars in New York, New York, on or about April        , 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Citigroup	Barclays

Lead Manager

Nomura

Co-Managers

Oppenheimer & Co.	Ladenburg Thalmann

The date of this prospectus supplement is             , 2018.

Prospectus Supplement

Prospectus

We have not authorized anyone to provide any information other than that contained in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We take no responsibility for, and provide no assurances as to the reliability of, any other information that others may give you. We take no responsibility for, and provide no assurances as to the reliability of, any other information that others may give you.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not be applicable to this offering. Generally, when we refer to the “prospectus” we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into each include important information about us, the ADSs being offered and other information that you should know before investing in our ADSs. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Incorporation of Information by Reference” and “Where You Can Find More Information.”

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of an ADS. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the sections entitled “Incorporation of Information by Reference” and “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are not making offers to sell or solicitations to buy our ADSs in any jurisdiction in which an offer or solicitation is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Cellectis,” “the Company,” “we,” “us,” and “our” refer to Cellectis S.A. and its consolidated subsidiaries. All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars and all references to “€” and “euros,” mean euros, unless otherwise noted.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements” within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended. All statements other than present and historical facts and conditions contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, may adversely affect such forward-looking statements. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, the words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” or the negative of these and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our pre-clinical and clinical studies, and our research and development programs;

•	the initiation, timing, progress and results of our agricultural biotechnology research and development programs;

•	our ability to advance product candidates into, and successfully complete, clinical studies;

•	our relationship with Calyxt, Inc. following its initial public offering;

•	our ability to advance plant products into, and successfully complete, field trials;

•	the timing of regulatory filings and the likelihood of favorable regulatory outcomes and approvals;

•	the regulatory treatment of our plant products;

•	regulatory developments in the United States and foreign countries;

•	the commercialization of our product candidates, if approved;

•	the commercialization of our plant products;

•	the pricing and reimbursement of our product candidates, if approved;

•	our ability to contract on commercially reasonable terms with CROs, third-party suppliers of biological raw materials and manufacturers;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	the ability of third parties with whom we contract to successfully conduct, supervise and monitor clinical studies for our therapeutic product candidates or our plant products;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional funding for our operations;

•	the potential benefits of our strategic alliances and our ability to enter into future strategic arrangements;

•	the ability and willingness of collaborators pursuant to our strategic alliances to actively pursue development activities under our collaboration agreements;

S-iii

•	our receipt of milestone or royalty payments pursuant to our strategic alliances with Servier and Pfizer;

•	our ability to maintain and establish collaborations or obtain additional grant funding;

•	the rate and degree of market acceptance of our product candidates;

•	our status as a passive foreign investment company for U.S. federal income tax purposes;

•	our financial performance;

•	our ability to attract and retain key scientific and management personnel;

•	our expectations regarding the period during which we qualify as a foreign private issuer;

•	developments relating to our competitors and our industry, including competing therapies; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

You should refer to the section titled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2017 (the “Annual Report”), which is incorporated by reference into this prospectus supplement, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. See “Incorporation of Information by Reference.” As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus supplement or the accompanying prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

This information incorporated by reference in this prospectus supplement contains market data and industry forecasts that were obtained from industry publications. These data and forecasts involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in the information incorporated by reference in this prospectus supplement is generally reliable, such information is inherently imprecise.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including any information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.

Our Company

We are a clinical stage biotechnological company, employing our core proprietary technologies to develop best-in-class products in the field of immuno-oncology. Our product candidates, based on gene-edited T-cells that express chimeric antigen receptors, or CARs, seek to harness the power of the immune system to target and eradicate cancer cells. We believe that CAR-based immunotherapy is one of the most promising areas of cancer research, representing a new paradigm for cancer treatment. We are designing next-generation immunotherapies that are based on gene-edited CAR T-cells. Our gene-editing technologies allow us to create allogeneic CAR T-cells, meaning they are derived from healthy donors rather than the patients themselves. We believe that the production of allogeneic CAR T-cells will allow us to develop cost-effective, off-the-shelf products that are capable of being cryopreserved, stored and distributed worldwide. Our gene-editing expertise also enables us to develop product candidates that feature additional safety and efficacy attributes, including control properties designed to prevent them from attacking healthy tissues, to enable them to tolerate standard oncology treatments, and to equip them to resist mechanisms that inhibit immune-system activity. In addition to our focus on immuno-oncology, we are exploring the use of our gene-editing technologies in other applications, including, through our Calyxt, Inc., to develop healthier food products for a growing population. As of February 28, 2018, we owned 79.3% of Calyxt, Inc.

Recent Developments

On April 3, 2018, Pfizer Inc. (“Pfizer”) and Allogene Therapeutics, Inc. (“Allogene”) announced that they have entered into an agreement (the “Asset Contribution Transaction”), pursuant to which Allogene will purchase Pfizer’s portfolio of assets related to allogeneic CAR T-cell therapy, which Pfizer licensed from us in 2014. Pursuant to the Asset Contribution Transaction, Allogene will take over exclusive global rights to develop and commercialize previously defined allogeneic CAR-T programs directed at select targets. Allogene also agreed to assume Pfizer’s obligations. Cellectis remains eligible to receive clinical and commercial milestone payments (up to $2.8 billion, or $185 million per target, for 15 targets) and tiered royalties ranging in the high single digit percentages applied on annual net sales of commercialized products. Pfizer and Allogene also announced that Allogene will receive Pfizer’s rights to UCART19 licensed from Les Laboratoires Servier S.A.S. (“Servier”) and will have exclusive rights to develop and commercialize UCART19 in the United States, while Servier retains exclusive rights for all other countries. Subject to the satisfaction of certain closing conditions, Pfizer and Allogene expect the Asset Contribution Transaction to close in the second quarter of 2018. Following the Asset Contribution Transaction, Pfizer will hold a 25% ownership stake in Allogene. As of the date of this prospectus supplement, Pfizer holds an approximately 8% ownership stake in Cellectis, which was acquired pursuant to an equity agreement entered in 2014.

Allogene is a newly-formed biotechnology company focused on the development of allogeneic CAR T-cell therapies for blood cancer and solid tumors. Allogene was co-founded by former Kite Pharma, Inc. executives Arie Belldegrun, M.D., FACS, who will serve as Allogene’s Executive Chairman, and David Chang, M.D., Ph.D., who will serve as Allogene’s President and Chief Executive Officer.

Our Corporate Information

Our legal and commercial name is Cellectis S.A. We were incorporated as a société anonyme, or S.A., under the laws of the French Republic on January 4, 2000 for a period of 99 years. We are registered at the Paris

Registre du Commerce et des Sociétés under the number 428 859 052. Our principal executive offices are located at 8, rue de la Croix Jarry, 75013 Paris, France, and our telephone number is +33 1 81 69 16 00. Our agent for service of process in the United States is Cellectis, Inc. located at 430 East 29th Street, New York, New York 10016. We also maintain a website at www.cellectis.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Public offering price per ADS	US$

Total ADSs offered in this offering	$175,000,000 of ADSs

Option to purchase additional ADSs	We have granted a 30-day option to the underwriters to purchase up to an additional $26,250,000 of ADSs.

American Depositary Shares	Each ADS represents one ordinary share. You will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of the ADSs, you should carefully read the section in the accompanying prospectus titled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement pursuant to which this prospectus supplement is filed.

Depositary	Citibank, N.A.

Ordinary shares to be outstanding after this offering	ordinary shares, assuming no exercise of the underwriters’ option to purchase additional ADSs from us and excluding ordinary shares issuable upon the exercise of outstanding share options, issued but unvested restricted shares, and ordinary shares reserved for issuance under our incentive compensation plans.

Use of proceeds	We intend to use the net proceeds we receive from this offering (i) to establish commercial capabilities, including a proprietary state-of-the-art gene-edited cell manufacturing plant for commercial supplies for our current proprietary immuno-oncology UCART product candidates, (ii) to fund the advancement of one additional UCART product candidate, (iii) to pursue new human therapeutics approaches based on our proprietary gene editing technology outside of oncology and (iv) for working capital and other general corporate purposes. See “Use of Proceeds.”

The NASDAQ Global Market symbol for our ADSs	Our ADSs are listed for trading on the NASDAQ Global Market under the symbol “CLLS.”

Euronext Growth (formerly Alternext) market of Euronext in Paris trading symbol for our ordinary shares	“ALCLS”

Risk Factors	Before deciding whether to invest in our ADSs, you should carefully consider the risks described under “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

The number of ordinary shares that will be outstanding after this offering is based on 35,959,462 ordinary shares outstanding as of December 31, 2017 and excludes:

•	1,079,400 ordinary shares issuable upon the exercise of non-employee warrants (bons de souscription d’actions) at weighted average exercise price of €27.62 per share outstanding as of December 31, 2017;

•	22,403 ordinary shares issuable upon the exercise of employee warrants (bons de souscription de parts de créateur d’entreprise) at weighted average exercise price of €7.81 per share outstanding as of December 31, 2017;

•	15,600 free shares (actions gratuites) for which the vesting period had not yet expired as of December 31, 2017;

•	9,332,604 ordinary shares issuable upon the exercise of stock options (options de souscription d’actions) outstanding as of December 31, 2017, at a weighted average exercise price of €25.17 per share;

•	3,541,547 ordinary shares reserved pursuant to delegations of authority from our shareholders approved on June 26, 2017 for grants made after such date, of stock options (options de souscriptions ou d’achat d’actions), equity warrants (bons de souscription d’actions), redeemable equity warrants (bons de souscription et/ou d’acquisition d’actions remboursables, or BSAAR), free ordinary shares (actions gratuites), and/or free preferred shares convertible into a variable number of our ordinary shares to our employees and executive officers, directors, observers, consultants and advisors for the maximum duration permitted under French law (18 to 38 months depending on the delegations), of which 1,460,000 have been granted after June 26, 2017 at an average exercise price of €22.86 per share; and

•	35,415,473 ordinary shares reserved pursuant to a delegation of authority from our shareholders approved on June 26, 2017 for share capital increases by us, up to an aggregate maximum nominal amount equal to €1,770,773.65 through rights issuances and public or private offerings.

Except as otherwise noted, the information in this prospectus supplement assumes:

•	No exercise of the options, non-employee warrants and employee warrants listed above;

•	No expiry of the vesting period of the free shares listed above; and

•	No exercise by the underwriters of their option to purchase additional ADSs in this offering.

RISK FACTORS

An investment in our ADSs involves a high degree of risk. Prior to making a decision about investing in our ADSs, you should carefully consider the specific factors discussed below, together with all of the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the risks, uncertainties and assumptions discussed under Item 3, “Risk Factors,” in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated herein by reference. See “Incorporation of Information by Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

Risks Related to the Discovery, Development and Commercialization of Our Therapeutic Product Candidates

A strategic alliance with an early stage biotechnology company, such as Allogene, poses additional risks for the development and commercialization of product candidates pursuant to that strategic alliance.

We rely in part on strategic alliances for the development and commercialization of certain biopharmaceutical products. If any collaborator fails to conduct the collaborative activities successfully and in a timely manner, the pre-clinical or clinical development or commercialization of the affected target candidates or research programs would be delayed or could be terminated. Moreover, because our success depends, in part, on our ability to collect milestone and royalty payments from our collaborators, a failure of our collaborators to aggressively or effectively pursue product candidates for which we are entitled to such payments would prevent us from realizing these significant revenue streams. Any of the foregoing failures could have an adverse effect on our business and future prospects.

As an early stage biotechnology company, Allogene is subject to significant risks that could impede its ability to aggressively and effectively pursue the development and commercialization of the CAR T-cell portfolio that it will license from us. The process of developing and commercializing gene-edited therapeutic products is complex and expensive, and Allogene will have limited experience in developing and commercializing such product candidates. This may result in delays, heightened regulatory challenges and significantly increased costs and expenses. In addressing such risks, Allogene will have substantially more limited resources than a large multinational pharmaceutical company, such as Pfizer. In addition, as an early stage biotechnology company, we do not expect that Allogene will generate substantial, if any, revenue for the foreseeable future. As a result, there can be no assurance that Allogene will have sufficient financial resources to make milestone and royalty payments that may be come due to us from time to time pursuant to our strategic collaboration. As a result, our future revenue and financial condition could be adversely affected.

We may encounter substantial delays in our clinical trials, including as a result of actions taken by regulatory authorities.

Pre-clinical testing of most of our product candidates is still ongoing. Pre-clinical testing and clinical trials, such as our UCART123 Clinical Studies, are long, expensive and unpredictable processes. Moreover, as a result of a variety of factors, clinical trials may be subject to extensive delays.

For example, with respect to UCART123, we obtained the approval of the National Institutes of Health’s Office of Biotechnology Activities’ Recombinant DNA Advisory Committee on December 14, 2016 to start two proposed studies in the United States. In December 2016, we submitted an Investigational New Drug (IND) application for UCART123 with respect to two proposed Phase I studies to be conducted, one in Acute Myeloid Leukemia (AML) and one in Blastic Plasmacytoid Dendritic Cell Neoplasm (BPDCN) (collectively, the “UCART123 Clinical Studies.”) In February 2017, the U.S. Food and Drug Administration (FDA) approved the IND and the first patients were enrolled during 2017. In September 2017, the FDA initiated a clinical hold following a death in the BPDCN study. In addition in late September 2017, a patient enrolled in the AML study died of disease progression approximately two months after being discharged from hospital. In the course of treatment with UCART123, this patient experienced high grade Cytokine Release Syndrome (CRS) and Capillary Leak Syndrome as a consequence of CRS. These side effects were mitigated and the patient was able to be discharged from the hospital after 36 days following UCART123 infusion. Upon submission of revised protocols to the FDA and disclosure of these events to the FDA, the FDA lifted its clinical hold on the UCART123 Clinical Studies in November 2017, according to the revised protocols.

We cannot guarantee that any pre-clinical studies or clinical trials will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a product candidate, and delays or failure can occur at any stage.

Risks Related to this Offering

The market price for our ADSs may be volatile or may decline regardless of our operating performance.

The trading price of the ADSs has fluctuated, and is likely to continue to fluctuate, substantially. Since the ADSs were sold in our initial public offering in March 2015 at a price of $41.50 per share, the closing price per ADS has ranged as low as $16.40 and as high as $47.66 through March 12, 2018. You should consider an investment in our common shares as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. You may be unable to sell your common shares at or above the public offering price due to fluctuations in the market price. The market price of the ADSs may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	adverse results of delays in our or any of our competitors’ pre-clinical studies or clinical trials;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing products or new products that may emerge;

•	announcements by us, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, strategic alliances, or capital commitments;

•	adverse regulatory decisions, including failure to receive regulatory approval for any of our product candidates;

•	the termination of a strategic alliance or the inability to establish additional strategic alliances;

•	unanticipated serious safety concerns related to the use of any of our product candidates;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	inconsistent trading volume levels of our ADSs;

•	price and volume fluctuations in trading of our ordinary shares on the Euronext Growth market of the Euronext in Paris;

•	additions or departures of key management or scientific personnel;

•	disputes or other developments related to proprietary rights, including patents, litigation matters, and our ability to obtain patent protection for our technologies;

•	our inability to obtain reimbursement by commercial third-party payors and government payors and any announcements relating to coverage policies or reimbursement levels;

•	announcement or expectation of additional debt or equity financing efforts;

•	sales of our ordinary shares or ADSs by us, our insiders or our other shareholders; and

•	general economic and market conditions.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent holders from readily selling their ADSs and may otherwise negatively affect the liquidity of our capital shares. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

If you purchase ADSs in this offering, you will experience substantial and immediate dilution.

If you purchase ADSs in this offering, you will experience substantial and immediate dilution of $                per ADS in the net tangible book value after giving effect to the offering of            ADSs at the offering price of $                per ADS, because the price that you pay will be substantially greater than the net tangible book value per ordinary share represented by the ADSs that you acquire. The net tangible book value as of December 31, 2017 was $7.91 per ADS. You will experience additional dilution upon exercise of any outstanding options or warrants to purchase ordinary shares under our equity incentive plans, if we issue free shares to our employees under our equity incentive plans or if we otherwise issue additional ordinary shares or ADSs below the offering price. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus supplement titled “Dilution.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds that we receive from this offering, including applications for working capital and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

A substantial portion of the outstanding ADSs of our share capital after this offering will be restricted from immediate resale, but may be sold on a stock exchange in the near future.

Sales of a substantial amount of our ADSs in the public market, particularly sales by our directors and executive officers and significant holders, or the perception that these sales could occur, could cause the market price of our ADSs to decline and may make it more difficult for you to sell your ADSs at a time and price that you deem appropriate.

We and our directors and executive officers have entered into lock-up agreements with the underwriters under which we have agreed, subject to specific exceptions described in the section titled “Underwriting”, not to sell, directly or indirectly, any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs without the permission of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. for a period of 90 days following the date of this prospectus supplement. We refer to such period as the lock-up period. When the lock-up period expires, we and other persons subject to such lock-up agreements will be able to sell such securities in the public market. In addition, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. may, in their sole discretion, release all or some portion of the securities subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such securities upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your ADSs at a time and price that you deem appropriate.

EXCHANGE RATE INFORMATION

The following table sets forth, for each of the periods indicated, the low and high exchange rates for euros expressed in U.S. dollars and the exchange rate at the end of the periods indicated based on the European Central Bank’s reference U.S. Dollar exchange rate for Euro, as published by Banque de France. The exchange rates set forth below are provided for reference only and to demonstrate trends in exchange rates. They should not be relied upon, and the actual exchange rates used in this prospectus supplement (including the documents incorporated herein by reference) may vary.

	October 2017	November 2017	December 2017	January 2018	February 2018	March 2018
High	1.1856	1.1952	1.1993	1.2457	1.2493	1.2421
Low	1.1605	1.1562	1.1736	1.1973	1.2214	1.2171
Rate at end of period	1.1638	1.1849	1.1993	1.2457	1.2214	1.2321

On April 3, 2018, the European Central Bank’s reference U.S. Dollar exchange rate for the Euro, as published by the Banque de France, was €1.00 = $1.2308.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $                from the sale of            ADSs in this offering, or $                if the underwriters exercise in full their option to purchase additional ADSs, based on a public offering price of $                per share, after deducting the estimated expenses related to this offering and the underwriting discounts and commissions payable by us.

We intend to use the net proceeds we receive from this offering for the following purposes:

•	approximately $100 million to establish commercial capabilities, including a proprietary state-of-the-art gene-edited cell manufacturing plant for commercial supplies for our current proprietary immuno-oncology UCART product candidates;

•	approximately $20 million to fund the advancement of one additional UCART product candidate;

•	approximately $30 million to pursue new human therapeutics approaches based on our proprietary gene editing technology outside of oncology; and

•	the remainder, if any, for working capital and other general corporate purposes.

We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering. Due to uncertainties inherent in the product development, manufacturing and commercialization processes, it is difficult to estimate the exact amounts of the net proceeds that will be used for any particular purpose. We may use our existing cash and future revenue, if any, generated from our existing, and any future, collaboration agreements to fund our operations, either of which may alter the amount of net proceeds used for a particular purpose. In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors. Accordingly, we will have broad discretion in using these proceeds.

CAPITALIZATION

The following table sets forth our current financial assets and cash and cash equivalents and capitalization as of December 31, 2017:

•	on an actual basis, as previously reported; and

•	on an as-adjusted basis to give effect to the sale of ADSs in this offering at the public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs from us.

You should read this table together with our financial statements and the related notes thereto incorporated by reference herein and the other financial information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2017
	Actual	As Adjusted
	US$	US$
	(In thousands)
Current financial assets and cash and cash equivalents	296,982

Non-current financial liabilities	13

Share capital:
Ordinary shares, €0.05 nominal value: 35,959,462 shares issued and outstanding	2,367
Premiums related to the share capital	614,037
Treasury share reserve	(297)
Currency translation adjustment	1,978
Retained earnings (deficit)	(251,927)
Net income (loss)	(99,368)
Non-controlling interests	19,113

Total shareholders’ equity	285,904

Total capitalization	285,917

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the public offering price per ADS and our net tangible book value per ordinary share immediately after this offering.

Our net tangible book value as of December 31, 2017 was US$284.5 million or US$7.91 per ordinary share and per ADS. Net tangible book value per ordinary share is determined by dividing total tangible assets less total liabilities by the aggregate number of ordinary shares outstanding as of December 31, 2017. After giving effect to the sale by us of            ADSs at the public offering price of $                per ADS and after deducting the underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of December 31, 2017 would have been approximately $                million, or $                per ADS and per ordinary share. This represents an immediate increase in net tangible book value of $                per ADS and per ordinary share to our existing holders and an immediate dilution of $                per ADS issued to the new investors purchasing ADSs in this offering.

The following table illustrates such per share dilution:

Public Offering Price per ADS	US$
Net tangible book value per ordinary share as of December 31, 2017	US$	7.91
Increase in net tangible book value per ordinary share attributable to this offering	US$
Net tangible book value per ordinary share after giving effect to this offering	US$
Dilution per ordinary share and per ADS to new investors	US$

If the underwriters exercise their option in full to purchase            additional ADSs in this offering at the public offering price of $                per ADS, the net tangible book value per ADS and per ordinary share after the offering would be $                per ADS and per ordinary share, the increase in the net tangible book value per ADS and per ordinary share to existing stockholders would be $                per ADS and per ordinary share and the dilution to new investors purchasing ADSs in this offering would be $                per ADS.

To the extent that options or warrants are exercised, new options are issued under our existing or future equity incentive plans, or we issue additional ADSs or ordinary shares in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of additional equity, the issuance of these securities could result in further dilution.

.

MARKET PRICE INFORMATION

Our ADSs, each representing one ordinary share of our company, have been listed on the Nasdaq Global Market since March 30, 2015 under the symbol “CLLS.” The table below shows, for the periods indicated, the high and low closing prices on the Nasdaq Global Market for our ADSs.

	Closing Price Per ADS
	High (US$)	Low (US$)
Annual Highs and Lows
2015	47.66	23.67
2016	33.64	16.40
2017	35.01	17.52
2018 (through April 2, 2018)	30.73	30.73
Quarterly Highs and Lows
First Quarter 2016	30.16	18.77
Second Quarter 2016	33.64	25.34
Third Quarter 2016	28.35	24.07
Fourth Quarter 2016	23.24	16.40
First Quarter 2017	24.37	17.52
Second Quarter 2017	25.92	21.96
Third Quarter 2017	32.18	21.65
Fourth Quarter 2017	35.01	23.33
First Quarter 2018	35.19	27.78
Second Quarter 2018 (through April 2, 2018)	30.73	30.73
Monthly Highs and Lows
October 2017	35.01	27.51
November 2017	29.18	23.33
December 2017	29.15	23.70
January 2018	34.17	27.78
February 2018	32.65	28.53
March 2018	35.19	31.12
April 2018 (through April 2, 2018)	30.73	30.73

The closing price for our ADSs on the Nasdaq Global Market on April 2, 2018 was US$30.73 per ADS.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our By-laws dated November 10, 2017, which are included as an exhibit to, and summarized in, our Annual Report on Form 20-F for the year ended December 31, 2017 filed with the SEC on March 13, 2018. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our By-laws, copies of which have been filed with the SEC. Holders of ADSs will be able to exercise their rights with respect to the ordinary shares underlying the ADSs only in accordance with the terms of the deposit agreement. See the section of the accompanying prospectus “Description of American Depositary Shares” for more information.

General

As of December 31, 2017, our outstanding share capital consisted of a total of 35,959,462 issued and fully paid ordinary shares, with nominal value €0.05 per share. We have no preferred shares outstanding.

Under French law, our By-laws set forth only our issued and outstanding share capital as of the date of the By-laws. Our fully diluted share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding employee warrants, stock options and non-employee warrants, as granted by our board of directors.

We are entitled under French law to issue preferred shares but our By-laws do not currently specify specific characteristics or rights attached to any specific category of preferred shares, which would be determined by the extraordinary general meeting convened for such purpose.

Shareholder Authorizations Regarding Share Capital

At a shareholders’ meeting held on June 26, 2017, our board of directors received the following authorizations from shareholders:

•	delegations of authority to increase our share capital by issuing ordinary shares or other securities giving access to our share capital, through rights issues, public offerings and/or private placements for the maximum duration permitted under French law (18 to 26 months depending on the delegations) within a maximum aggregate potential dilution of 35,415,473 shares for which delegations our shareholders waived their preferential subscription rights with respect to all such issuances (except when conducted through rights issues);

•	delegations of authority to grant stock options (options de souscriptions ou d’achat d’actions), equity warrants (bons de souscription d’actions), redeemable equity warrants (bons de souscription et/ou d’acquisition d’actions remboursables, or BSAAR), free ordinary shares (actions gratuites), and/or free preferred shares convertible into a variable number of our ordinary shares to our employees and executive officers, directors, observers, consultants and advisors for the maximum duration permitted under French law (18 to 38 months depending on the delegations) within a maximum aggregate potential dilution of 3,541,547 shares (of which 1,460,000 have been granted after June 26, 2017 at an average exercise price of €22.86 per share) for which delegations our shareholders waived their preferential subscription rights with respect to all such grants; and

•	authorization to buy back up to 10% of our shares at a maximum price of €50.00 per share for a duration of 18 months.

Key Provisions of Our By-laws and French Law

For further information on this matter, please refer to Item 10.B Memorandum and Articles of Association—Key Provisions of Our By-laws and French Law of our Annual Report on Form 20-F for the year ended December 31, 2017 and incorporated by reference in this prospectus supplement.

Differences in Corporate Law

For further information on this matter, please refer to the section of the accompanying prospectus titled “Description of Share Capital—Differences in Corporate Law” which provides a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections.

Listing

Our ADSs have been listed on the Nasdaq Global Market under the symbol “CLLS” and our ordinary shares have been listed on the Euronext Growth market of Euronext in Paris under the symbol “ALCLS”.

Transfer Agent and Registrar

The transfer agent and registrar for our ADSs is Citibank, N.A. The transfer agent and registrar for our ordinary shares is Société Générale Securities Services.

LIMITATIONS AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our By-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares.

However, non-French residents must file a declaration for statistical purposes with the Bank of France (Banque de France) within twenty working days following the date of certain direct foreign investments in us, including any purchase of our ADSs. In particular, such filings are required in connection with investments exceeding €15,000,000 that lead to the acquisition of at least 10% of our Company’s share capital or voting rights or cross such 10% threshold. Violation of this filing requirement may be sanctioned by five years of imprisonment and a fine of up to twice the amount of the relevant investment. This amount may be increased fivefold if the violation is made by a legal entity.

Moreover, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health, telecommunications, etc.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

In accordance with French law, our shareholders have preferential subscription rights to subscribe for new shares or other securities giving rights to acquire additional shares on a pro rata basis, as described under the section of this prospectus supplement titled “Description of Share Capital—Key Provisions of Our By-laws and French Law—Changes in Share Capital—Preferential Subscription Right.”

Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to, and cannot provide any assurance that we will, file any registration statement in connection with any issuance of new shares or other securities.

For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section of the accompanying prospectus titled “Description of American Depositary Shares—Dividends and Distributions” explains in detail the depositary’s responsibility in connection with a rights offering.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective number of ADSs at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Underwriters	Number of ADSs
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Barclays Capital Inc.
Nomura Securities International, Inc.
Oppenheimer & Co. Inc.
Ladenburg Thalmann & Co. Inc.
Total

The address of Goldman Sachs & Co. LLC is 200 West Street, New York, NY 10282. The address of Citigroup Global Markets Inc. is 388 Greenwich Street, 34th Floor, New York, NY 10013.

The underwriting agreement provides that the obligations of the several underwriters to purchase the ADSs offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the ADSs offered by this prospectus supplement, other than those covered by the option to purchase additional ADSs described below, if any of these ADSs are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have been advised by the underwriters that the underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of US$                per ADS under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than US$                per ADS to other dealers. If all the ADSs are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable by Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the underwriters, not later than 30 days after the date of this prospectus supplement, to purchase up to                additional ADSs at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional ADSs as the number of ADSs to be purchased by it in the above table bears to the total number of ADSs offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional ADSs to the underwriters to the extent the option is exercised. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the                ADSs are being offered.

The underwriting discounts and commissions per ADS are equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriting discounts and commissions are                %

of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional ADSs:

Total Fees
	Fee per ADS	Without Exercise of Option to Purchase Additional ADSs	With Full Exercise of Option to Purchase Additional ADSs
Discounts and commissions paid by us	US$	US$	US$

We have agreed to pay all fees and expenses incurred by us in connection with this offering.

Our ADSs are listed on the Nasdaq Global Market under the symbol “CLLS.”

We and our directors and executive officers have agreed not to sell or transfer any ordinary shares, ADSs or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares or ADSs, for 90 days after the date of this prospectus without first obtaining the written consent of Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any ordinary shares or ADSs;

•	sell any option or contract to purchase any ordinary shares or ADSs;

•	purchase any option or contract to sell any ordinary shares or ADSs;

•	grant any option, right or warrant for the sale of any ordinary shares or ADSs;

•	request or demand that we file a registration statement related to the ordinary shares or ADSs (other than on Form S-8 with respect to equity compensation plans); or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership or any ordinary shares or ADSs whether any such swap or transaction is to be settled by delivery of ADSs or other securities, in cash or otherwise.

This lock-up provision applies to ordinary shares, ADSs and to securities convertible into or exchangeable or exercisable for or repayable with ordinary shares or ADSs. It also applies to ordinary shares or ADSs owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

In case of the lock-up agreements executed by our directors and executive officers, the foregoing lock-up restrictions do not apply to transfers:

•	as a bona fide gift;

•	to any trust for the direct or indirect benefit of the party to the lock-up agreement or any immediate family member;

•	to any immediate family member of the party to the lock-up agreement;

•	to a corporation, partnership, limited liability company or other entity legally or beneficially owned by the party to the lock-up agreement or any immediate family member thereof;

•	by will or intestate succession upon the death of the party to the lock-up agreement;

•	by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

•	as a distribution to limited partners or stockholders of the party to the lock-up agreement;

•	to affiliates or to any investment fund or other entity controlled or managed by the party to the lock-up agreement;

•	to a nominee or custodian of a person or entity to whom disposition or transfer would be permissible under the bullets above; or

•	pursuant to any written 10b5-1 plan under the Exchange Act entered into by the party to the lock-up agreement prior to the date of the lock-up agreement;

provided that in the case of any transfer or distribution pursuant to any of the clauses above (except in the case of transfers pursuant to a 10b5-1 plan), any such transfer shall not involve a disposition for value and each donee, distributee, transferee, nominee, custodian or trustee shall execute a lock-up agreement. The lock-up restrictions shall also not apply to sales of ordinary shares or ADSs purchased on the open market or in the public offering, provided that such sales are not required to be publicly reported and no voluntary public filing is made.

In addition, nothing in the lock-up agreements shall prohibit the establishment of a new Rule 10b5-1 plan under the Exchange Act, so long as the securities subject to such plan may not be sold and no public disclosure of the establishment of such plan shall be required or voluntarily made during the 90-day restricted period.

At any time and without public notice, the representatives may in its sole discretion release all or some of the securities from these lock-up agreements.

The underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority without the prior approval of the customers. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of ADSs offered.

In connection with the offering, the underwriters may purchase and sell ADSs or ordinary shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the option to purchase additional ADSs. Naked short sales are any sales in excess of the option to purchase additional ADSs. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of ADSs or ordinary shares made by the underwriters in the open market prior to the completion of the offering. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the ADSs or ordinary shares. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of the ADSs or ordinary shares. As a result, the price of the ADSs or ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. The underwriters may distribute prospectus supplement electronically. Other than this prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by any underwriter is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. From time to time, in the ordinary course of business, the underwriters and their affiliates have provided investment banking and other services to us, and entered into other commercial transactions with our company and its affiliates, including commercial banking services, for which customary compensation has been received. It is expected that the underwriters and their affiliates will continue to provide such services to, and enter into such transactions, with our company and its affiliates in the future.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Canada

The ADSs offered in this prospectus supplement may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

European Economic Area

In relation to each Member State of the European Economic Area, no offer of shares or ADSs may be made to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Directive, except:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than “qualified investors”) as defined in the Prospectus Directive) per Member State, as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares or ADSs referred to in (a) to (c) above shall require us or our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any securities in any Member State means “a communication to persons in any form and by any means, presenting sufficient information on the terms of the offer and the securities to be offered, so as to enable an investor to decide to purchase or subscribe to these securities” (the ADSs), subject to variations in the meaning of such expression in a Member State by any measure implementing the Prospectus Directive in such Member State. “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and the Council of November 4, 2003, as amended, in particular, by Directive 2010/73/EC of the European Parliament and the Council of November 24, 2010, as implemented in each Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

France

Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus supplement has been submitted to the clearance procedures (visa) of the Autorité des Marchés Financiers or of the competent authority of another Member State and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

Neither this prospectus supplement nor any other offering material relating to the ADSs has been or will be:

(a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or

(b) used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only to qualified investors (investisseurs qualifiés), to a limited group of investors (cercle restreint d’investisseurs) acting for their own account and/or to persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), all as defined in, and in accordance with, articles L.411-1, L.411-2, D.411-1, D.411-4, D.754-1 and D.764-1 of the French Code monétaire et financier.

CERTAIN INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences of purchasing, owning and disposing of ADSs acquired pursuant to this offering. This summary does not address any aspect of U.S. federal non-income tax laws, such as U.S. federal estate and gift tax laws, or state, local or non-U.S. tax laws, and does not purport to be a comprehensive description of all of the U.S. tax considerations that may be relevant to a particular person’s decision to acquire ADSs.

The discussion applies to you only if you acquire the ADSs in this offering and you hold the ADSs as capital assets for U.S. federal income tax purposes (generally, for investment). This section does not apply to you if you are a member of a special class of holders subject to special tax rules, including:

•	a broker;

•	a dealer in securities, commodities or foreign currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an insurance company;

•	a regulated investment company;

•	an investor who is a U.S. expatriate, former U.S. citizen or former long term resident of the United States;

•	a mutual fund;

•	an individual retirement or other tax-deferred account;

•	a holder liable for alternative minimum tax;

•	a holder that actually or constructively owns 10% or more, by voting power or value, of our voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a holder that holds ADSs as part of a straddle, hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes; or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. Dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed income tax regulations issued under the Code, legislative history, and judicial and administrative interpretations thereof, all as of the date of this offering. All of the foregoing are subject to change at any time, and any change could be retroactive and could affect the accuracy of this discussion. In addition, the application and interpretation of certain aspects of the passive foreign investment company, or PFIC, rules, referred to below, require the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these regulations will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. This discussion is not binding on the U.S. Internal Revenue Service, or IRS, or the courts. No ruling has been or will be sought from the IRS with respect to the positions and issues discussed herein, and there can be no assurance that the IRS or a court will not take a different position concerning the U.S. federal income tax consequences of an investment in the ADSs or that any such position would not be sustained.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE ADSs IN THEIR PARTICULAR SITUATIONS, INCLUDING ANY CONSEQUENCES UNDER THE RECENTLY ENACTED LEGISLATION KNOWS AS THE TAX CUTS AND JOBS ACT.

You are a “U.S. holder” if you are a beneficial owner of ADSs that acquired the ADSs pursuant to this offering and you are:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

In addition, this discussion is limited to U.S. holders who are not resident in France for purposes of the Income Tax Treaty between the United States and France.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the ADSs, the U.S. tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of the ADSs that is a partnership and partners in such a partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of ADSs.

A “non-U.S. holder” is a beneficial owner of ADSs that acquired the ADSs pursuant to this offering and that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Generally, holders of ADSs should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by the ADSs. Accordingly, no gain or loss will be recognized upon an exchange of ordinary shares for ADSs or an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of ADSs. Accordingly, the credibility of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and the company.

PFIC Considerations

The Code provides special rules regarding certain distributions received by U.S. persons with respect to, and sales, exchanges and other dispositions, including pledges, of, shares of stock (including ordinary shares represented by ADSs) in a PFIC. A non-U.S. corporation will be treated as a PFIC for any taxable year in which either: (1) at least 75 percent of its gross income is “passive income” or (2) at least 50 percent of its gross assets during the taxable year (based on the average of the fair market values of the assets determined at the end of each quarterly period) are “passive assets,” which generally means that they produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. In determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

While we may have been a PFIC for previous taxable years and although the matter is not free from doubt, we do not expect to be a PFIC for U.S. federal income tax purposes for the current taxable year and at this time do not anticipate becoming a PFIC for future taxable years. However, our PFIC status must be determined annually and therefore is subject to change. Because this determination is made annually at the end of each taxable year and is dependent upon a number of factors, some of which are beyond our control, including the amount and nature of our income, as well as on the market valuation of our assets and our spending schedule for our cash balances and the proceeds of this offering, and because certain aspects of the PFIC rules are not entirely certain, there can be no assurance that we are or are not a PFIC or that the IRS will agree with our conclusion regarding our PFIC status. If we are not a PFIC during any taxable year in which you hold ADSs, then the remainder of the discussion under “—Material U.S. Federal Income Tax Considerations,” outside of this “—PFIC Considerations” portion may be relevant to you. U.S. holders who are purchasing ADSs pursuant to this offering and have purchased ADSs previously should consult their tax advisors as to the applicability of the PFIC rules.

A U.S. holder that holds ADSs during any taxable year in which we qualify as a PFIC is subject to special tax rules with respect to (a) any gain realized on the sale, exchange or other disposition of the ADSs and (b) any “excess distribution” by the corporation to the holder, unless the holder elects to treat the PFIC as a “qualified electing fund,” or QEF, or makes a “mark-to-market” election, each as discussed below. An “excess distribution” is that portion of a distribution with respect to ADSs that exceeds 125% of the annual average of such distributions over the preceding three-year period or, if shorter, the U.S. holder’s holding period for its ADSs. Excess distributions and gains on the sale, exchange or other disposition of ADSs of a corporation which was a PFIC at any time during the U.S. holder’s holding period are allocated ratably to each day of the U.S. holder’s holding period. Amounts allocated to the taxable year in which the disposition occurs and amounts allocated to any period in the shareholder’s holding period before the first day of the first taxable year that the corporation was a PFIC will be taxed as ordinary income (rather than capital gain) earned in the taxable year of the disposition. Amounts allocated to each of the other taxable years in the U.S. holder’s holding period are not included in gross income for the year of the disposition, but are subject to the highest ordinary income tax rates in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to income tax deficiencies will be imposed on the resulting tax attributable to each year. The tax liability for amounts allocated to years before the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs cannot be treated as capital, even if a U.S. holder held such ADSs as capital assets.

If we are a PFIC for any taxable year during which a U.S. holder holds ADSs, then we generally will continue to be treated as a PFIC with respect to the holder for all succeeding years during which such holder holds ADSs, even if we no longer satisfy either the passive income or passive asset tests described above, unless the U.S. holder terminates this deemed PFIC status by making a “deemed sale” election. If such election is made, a U.S. holder will be deemed to have sold the ADSs at their fair market value on the last day of the last taxable year for which we were a PFIC, and any gain from such deemed sale would be subject to the excess distribution rules as described above. After the deemed sale election, the ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

If we are or become a PFIC, the excess distribution rules may be avoided if a U.S. holder makes a QEF election effective beginning with the first taxable year in the holder’s holding period in which we are treated as a PFIC with respect to such holder. A U.S. holder that makes a QEF election with respect to a PFIC is required to include in income its pro rata share of the PFIC’s ordinary earnings and net capital gain as ordinary income and capital gain, respectively, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. If a foreign corporation ceases to be a PFIC, the U.S. holder’s QEF election would no longer require an annual income inclusion. However, cessation of a foreign corporation’s status as a PFIC will not terminate a QEF election and if the corporation becomes a PFIC again, an annual income inclusion may be required.

In general, a U.S. holder makes a QEF election by attaching a completed IRS Form 8621 to a timely filed (taking into account any extensions) U.S. federal income tax return for the year beginning with which the QEF election is to be effective. In certain circumstances, a U.S. holder may be able to make a retroactive QEF election. A QEF election can be revoked only with the consent of the IRS. In order for a U.S. holder to make a valid QEF election, the corporation must annually provide or make available to the holder certain information. For any taxable year in which we are a PFIC, we will determine whether we will provide to U.S. holders the information required to make a QEF election.

As an alternative to making a QEF election, a U.S. holder may make a “mark-to-market” election with respect to its ADSs if the ADSs meet certain minimum trading requirements, as described below. If a U.S. holder makes a valid mark-to-market election for the first taxable year in which such holder holds (or is deemed to hold) ADSs in a corporation and for which such corporation is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect of its ADSs. Instead, a U.S. holder that makes a mark-to-market election will be required to include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs that the holder owns as of the close of the taxable year over the holder’s adjusted tax basis in the ADSs. The U.S. holder will be entitled to a deduction for the excess, if any, of the holder’s adjusted tax basis in the ADSs over the fair market value of the ADSs as of the close of the taxable year; provided, however, that the deduction will be limited to the extent of any net mark-to-market gains with respect to the ADSs included by the U.S. holder under the election for prior taxable years. The U.S. holder’s basis in the ADSs will be adjusted to reflect the amounts included or deducted pursuant to the election. Amounts included in income pursuant to a mark-to-market election, as well as gain on the sale, exchange or other disposition of the ADSs, will be treated as ordinary income. The deductible portion of any mark-to-market loss, as well as loss on a sale, exchange or other disposition of ADSs to the extent that the amount of such loss does not exceed net mark-to-market gains previously included in income, will be treated as ordinary loss. If a U.S. holder makes a valid mark-to-market election, any distributions made by us in a year in which we are a PFIC would generally be subject to the rules discussed below under “—Taxation of Dividends,” except the lower rate applicable to qualified dividend income would not apply. If we are not a PFIC when a U.S. holder has a mark-to-market election in effect, gain or loss realized by a U.S. holder on the sale of our ADSs will be a capital gain or loss and taxed in the manner described below under “—Taxation of Sale, Exchange or other Disposition of ADSs.”

The mark-to-market election applies to the taxable year for which the election is made and all subsequent taxable years, unless the ADSs cease to meet applicable trading requirements (described below) or the IRS consents to its revocation. The excess distribution rules generally do not apply to a U.S. holder for taxable years for which a mark-to-market election is in effect. If we are a PFIC for any year in which the U.S. holder owns ADSs but before a mark-to-market election is made, the interest charge rules described above will apply to any mark-to-market gain recognized in the year the election is made. Generally, if a foreign corporation ceases to be a PFIC, the U.S. holder’s mark-to-market election would no longer require the income inclusion described above. However, cessation of a foreign corporation’s status as a PFIC will not terminate a mark-to-market election and if the corporation becomes a PFIC again, mark-to-market income inclusions may be required.

A mark-to-mark election is available only if the ADSs are considered “marketable” for these purposes. ADSs will be marketable if they are regularly traded on a national securities exchange that is registered with the SEC (such as the Nasdaq Global Market) or on a non-U.S. exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. For these purposes, ADSs will be considered regularly traded during any calendar year during which more than a de minimis quantity of the ADSs is traded on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Each U.S. holder should ask its own tax advisor whether a mark-to-market election is available or desirable.

If we are a PFIC for any year in which a U.S. holder holds ADSs, such U.S. holder must generally file an IRS Form 8621 annually. A U.S. holder must also provide such other information as may be required by the U.S. Treasury Department if the U.S. holder (1) receives certain direct or indirect distributions from a PFIC, (2) recognizes gain on a direct or indirect disposition of ADSs, or (3) makes certain elections (including a QEF election or a mark-to-market election) reportable on IRS Form 8621.

Under attribution rules, if we are a PFIC, U.S. holders of our ADSs will be deemed to own their proportionate shares of our subsidiaries that are PFICs., if any. Like the determination of whether we are a PFIC, the determination of whether any of our subsidiaries is a PFIC is made annually at the end of each taxable year. Assuming a U.S. holder does not receive from a PFIC subsidiary the information that the U.S. holder needs to make a QEF election with respect to such a subsidiary, a U.S. holder generally will be deemed to own a portion of the shares of such lower-tier PFIC and may incur liability for a deferred tax and interest charge if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. holder otherwise is deemed to have disposed of an interest in, the lower-tier PFIC, even though the U.S. holder has not received the proceeds of those distributions or dispositions directly. We currently do not have any non-U.S. subsidiaries that could be PFIC subsidiaries.

U.S. holders are urged to consult their tax advisors as to our status as a PFIC, and, if we are treated as a PFIC, as to the effect on them of, and the reporting requirements with respect to, the PFIC rules and the desirability of making, and the availability of, either a QEF election or a mark-to-market election with respect to our ADSs.

Taxation of Dividends

U.S. Holders. Subject to the PFIC rules described above under “—PFIC Considerations,” if you are a U.S. holder, you must include in your gross income the gross amount of any distributions of cash or property (other than certain pro rata distributions of ADSs) with respect to ADSs, to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. A U.S. holder must include the dividend as ordinary income at the time of actual or constructive receipt. The amount of any dividend income paid in Euro will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the ADSs and thereafter as capital gain from the sale or exchange of such ADSs. Notwithstanding the foregoing, we do not intend to maintain calculations of our earnings and profits as determined for U.S. federal income tax purposes. Consequently, distributions generally will be reported as dividend income for U.S. information reporting purposes. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Subject to the PFIC rules described above under “—PFIC Considerations,” dividends paid by a non-U.S. corporation generally will be taxed at the preferential tax rates applicable to long-term capital gain of non-corporate taxpayers if (a) such non-U.S. corporation is eligible for the benefits of certain U.S. treaties or the dividend is paid by such non-U.S. corporation with respect to stock that is readily tradable on an established securities market in the United States, (b) the U.S. holder receiving such dividend is an individual, estate, or trust, (c) such dividend is paid on shares that have been held by such U.S. holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date,” and (d) we are not a PFIC in the year of the dividend or the immediately preceding year. If the requirements of the immediately preceding paragraph are not satisfied, a dividend paid by a non-U.S. corporation to a U.S. holder, including a U.S. holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). As discussed above under “—PFIC Considerations,” while we may have been a PFIC for previous taxable years and although the matter is not free from doubt, we do not expect to be a PFIC for U.S. federal income tax purposes for the current taxable year or future taxable years. The dividend rules are complex, and each U.S. holder should consult its own tax advisor regarding the dividend rules.

The amount of dividend will include any amounts withheld by the Company in respect of French taxes. Subject to applicable limitations, some of which vary depending upon the U.S. holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, French income taxes withheld from dividends on ADSs at a rate not exceeding the rate provided by the Treaty will be creditable against the U.S. holder’s U.S. federal income tax liability.

Dividends received generally will be income from non-U.S. sources, which may be relevant in calculating your U.S. foreign tax credit limitation. Such non-U.S. source income generally will be “passive category income,” or in certain cases “general category income”, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. The rules with respect to the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder’s particular circumstances. You should consult your own tax advisor to determine the foreign tax credit implications of owning the ADSs. Instead of claiming a credit, a U.S. holder may, subject to generally applicable limitations, elect to deduct such French taxes, if any, in computing taxable income. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Non-U.S. Holders. If you are a non-U.S. holder, dividends paid to you generally will not be subject to U.S. income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment (or in the case of an individual, a fixed place of business) that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder (other than with respect to the Medicare Tax described below). If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Sale, Exchange or other Disposition of ADSs

U.S. Holders. Subject to the PFIC rules described above under “—PFIC Considerations,” if you are a U.S. holder and you sell, exchange or otherwise dispose of your ADSs, you generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the value of the amount realized and your tax basis in your ADSs. Gain or loss recognized on such a sale, exchange or other disposition of ADSs generally will be long-term capital gain if the U.S. holder has held the ADSs for more than one year. Long-term capital gains of U.S. holders who are individuals (as well as certain trusts and estates) are generally taxed at preferential rates. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes, unless it is attributable to an office or other fixed place of business outside the United States and certain other conditions are met. Your ability to deduct capital losses is subject to limitations. As discussed above under “—PFIC Considerations,” while we may have been a PFIC for previous taxable years and although the matter is not free from doubt, we do not expect to be a PFIC for the current taxable year or future taxable years.

Non-U.S. Holders. If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale, exchange or other disposition of your ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment (or in the case of an individual, a fixed place of business) that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis; or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of such sale, exchange or other disposition and certain other conditions are met.

In the first case, the non-U.S. holder will be taxed in the same manner as a U.S. holder (other than with respect to the Medicare Tax described below). In the second case, the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the amount by which such non-U.S. holder’s U.S.-source capital gains exceed such non-U.S.-source capital losses.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income”, which includes, among other items, dividends on, and capital gains from the sale or other taxable disposition of, the ADSs, subject to certain limitations and exceptions. Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of the ADSs.

Information with Respect to Foreign Financial Assets

U.S. holders that are individuals (and, to the extent provided in regulations, certain entities) that own “specified foreign financial assets,” including possibly the ADSs, with an aggregate value in excess of $50,000 are generally required to file IRS Form 8938 with information regarding such assets. Depending on the circumstances, higher threshold amounts may apply. Specified foreign financial assets include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in non-U.S. entities. If a U.S. holder is subject to this information reporting regime, the failure to timely file IRS Form 8938 may subject the U.S. holder to penalties. In addition to these requirements, U.S. holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. Prospective investors are encouraged to consult their own tax advisors with respect to these and other reporting requirements that may apply to their acquisition of the ADSs.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to distributions made on our ADSs within the United States to a non-corporate U.S. holder and to the proceeds from the sale, exchange, redemption or other disposition of ADSs by a non-corporate U.S. holder to or through a U.S. office of a broker. Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report dividends required to be shown on the U.S. holder’s U.S. federal income tax returns.

Backup withholding is not an additional income tax, and the amount of any backup withholding from a payment to a U.S. holder will be allowed as credit against the U.S. holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

A non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN or W-8BEN-E, as applicable. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining the exemption.

The foregoing does not purport to be a complete analysis of the potential tax considerations relating to the offering. Prospective investors should consult their own tax advisors as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of the ADSs, including the applicability of the U.S. federal, state and local tax laws or non-tax laws, foreign tax laws including the Tax Cuts and Jobs Act, and any changes in applicable tax laws and any pending or proposed legislation or regulations.

Material French Income Tax Considerations

The following describes the material French income tax consequences to U.S. Holders (as defined below) of purchasing, owning and disposing of the ADSs and, unless otherwise noted, this discussion is the opinion of Jones Day, our French tax counsel, insofar as it relates to matters of French tax law and legal conclusions with respect to those matters.

This discussion does not purport to be a complete analysis or listing of all potential tax effects of the acquisition, ownership or disposition of our securities to any particular investor, and does not discuss tax considerations that arise from rules of general application or that are generally assumed to be known by investors. All of the following is subject to change. Such changes could apply retroactively and could affect the consequences described below.

In 2011, France introduced a comprehensive set of new tax rules applicable to French assets that are held by or in foreign trusts. These rules, among other things, provide for the inclusion of trust assets in the settlor’s net assets for purpose of applying the French wealth tax, for the application of French gift and death duties to French assets held in trust, for a specific tax on capital on the French assets of foreign trusts not already subject to the French wealth tax and for a number of French tax reporting and disclosure obligations. The following discussion does not address the French tax consequences applicable to securities (including ADSs) held in trusts. If securities are held in trust, the grantor, trustee and beneficiary are urged to consult their own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of securities.

The description of the French income tax and wealth tax consequences set forth below is based on the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital of August 31, 1994 which came into force on December 30, 1995 (as amended by any subsequent protocols, including the protocol of January 13, 2009), and the tax guidelines issued by the French tax authorities in force as of the date of this prospectus supplement, or the Treaty.

For the purposes of this discussion, the term “U.S. Holder” means a beneficial owner of securities that is (1) an individual who is a U.S. citizen or resident for U.S. federal income tax purposes, (2) a U.S. domestic corporation or certain other entities created or organized in or under the laws of the United States or any state thereof, including the District of Columbia, or (3) otherwise subject to U.S. federal income taxation on a net income basis in respect of securities.

If a partnership holds securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner in a partnership that holds securities, such holder is urged to consult its own tax advisor regarding the specific tax consequences of acquiring, owning and disposing of securities.

This discussion applies only to investors that hold our securities as capital assets that have the U.S. dollar as their functional currency, that are entitled to Treaty benefits under the “Limitation on Benefits” provision contained in the Treaty, and whose ownership of the securities is not effectively connected to a permanent establishment or a fixed base in France. Certain U.S. Holders (including, but not limited to, U.S. expatriates, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, banks, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax, persons who acquired the securities pursuant to the exercise of employee share options or otherwise as compensation, persons that own (directly, indirectly or by attribution) 5% or more of our voting stock or 5% or more of our outstanding share capital, dealers in securities or currencies, brokers, mutual funds, individual retirement or other tax-deferred accounts persons that elect to mark their securities to market for U.S. federal income tax purposes and persons holding securities as a position in a synthetic security, straddle or conversion transaction) may be subject to special rules not discussed below.

U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of securities in light of their particular circumstances, especially with regard to the “Limitations on Benefits” provision.

Estate and Gift Taxes and Transfer Taxes

In general, a transfer of securities by gift or by reason of death of a U.S. Holder that would otherwise be subject to French gift or inheritance tax, respectively, will not be subject to such French tax by reason of the Convention between the Government of the United States of America and the Government of the French Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Estates, Inheritances and Gifts, dated November 24, 1978, unless the donor or the transferor is domiciled in France at the time of making the gift or at the time of his or her death, or the securities were used in, or held for use in, the conduct of a business through a permanent establishment or a fixed base in France.

Financial Transactions Tax

Pursuant to Article 235 ter ZD of the French Tax Code (Code général des impôts), or the FTC, purchases of certain securities issued by a French company, including ordinary shares and ADSs, which are listed on a regulated market of the EU or an exchange market formally acknowledged by the AMF (in each case within the meaning of the French Monetary and Financial Code, or the FMFC) are subject in France to a 0.3% tax on financial transactions, or the TFT, provided inter alia that the issuer’s market capitalization exceeds €1.0 billion as of December 1 of the year preceding the taxation year.

A list of relevant French companies whose market capitalization exceeds €1.0 billion as of December 1 of the year preceding the taxation year within the meaning of Article 235 ter ZD of the FTC used to be published annually by the French Ministry of Economy. It is now published by the French tax authorities, and could be amended at any time. Pursuant to Regulations BOI-ANNX-000467-20171221 issued on December 21, 2017, Cellectis is currently not included in such list. Please note that such list may be updated from time to time, or may not be published anymore in the future.

As a result, neither the ADSs nor the ordinary shares are currently within the scope of the TFT.

Purchases of Cellectis’ securities may however become subject to the TFT if Cellectis’ market capitalization exceeds €1.0 billion.

Registration Duties

In the case where the TFT is not applicable, (1) transfers of shares issued by a French company which are listed on a regulated or organized market within the meaning of the FMFC are subject to uncapped registration duties at the rate of 0.1% if the transfer is evidenced by a written statement (acte) executed either in France or outside France, whereas (2) transfers of shares issued by a French company which are not listed on a regulated or organized market within the meaning of the FMFC are subject to uncapped registration duties at the rate of 0.1% notwithstanding the existence of a written statement (acte).

As ordinary shares of Cellectis are listed on Euronext Growth, which is an organized market within the meaning of the FMFC, their transfer should be subject to uncapped registration duties at the rate of 0.1% subject to the existence of a written agreement (acte).

Although there is neither case law nor official guidelines published by the French tax authorities on this point, transfers of ADSs should remain outside of the scope of the aforementioned 0.1% registration duties.

Wealth Tax

The French wealth tax (impôt de solidarité sur la fortune) has been repealed by the finance bill for 2018 (loi de finances pour 2018) dated December 30, 2017. It used to apply only to individuals and did not generally apply to securities held by a U.S. resident, as defined pursuant to the provisions of the Treaty, provided that such U.S. Holder did not own directly or indirectly more than 25% of the issuer’s financial rights and that the securities did not form part of the business property of a permanent establishment or fixed base in France. It has been replaced by a new real estate wealth tax (impôt sur la fortune immobilière) as from January 1, 2018. The scope of such new tax is narrowed to real estate assets (and certain assets deemed to be real estate assets) or rights, directly or indirectly through one or more legal entities and whose net taxable assets amount to at least €1,300,000. Cellectis’ securities owned by a U.S. Holder should not fall within the scope of the new real estate wealth tax provided that such U.S. Holder does not own directly or indirectly a shareholding exceeding 10% of the financial rights and voting rights of Cellectis.

Taxation of Dividends

Dividends paid by a French corporation to non-residents of France are generally subject to French withholding tax at a rate of 30%. Such withholding tax may be reduced to 12.8% for dividends paid to non-resident individuals. Dividends paid by a French corporation in a non-cooperative State or territory, as defined in Article 238-0 A of the FTC, will generally be subject to French withholding tax at a rate of 75%. However, eligible U.S. Holders entitled to Treaty benefits under the “Limitation on Benefits” provision contained in the Treaty who are U.S. residents, as defined pursuant to the provisions of the Treaty, will not be subject to this 12.8%, 30% or 75% withholding tax rate, but may be subject to the withholding tax at a reduced rate (as described below).

Under the Treaty, the rate of French withholding tax on dividends paid to an eligible U.S. Holder who is a U.S. resident as defined pursuant to the provisions of the Treaty and whose ownership of the ordinary shares or ADSs is not effectively connected with a permanent establishment or fixed base that such U.S. Holder has in France, is generally reduced to 15%, or to 5% if such U.S. Holder is a corporation and owns directly or indirectly at least 10% of the share capital of the issuer; such U.S. Holder may claim a refund from the French tax authorities of the amount withheld in excess of the Treaty rates of 15% or 5%, if any.

For U.S. Holders that are not individuals but are U.S. residents, as defined pursuant to the provisions of the Treaty, the requirements for eligibility for Treaty benefits, including the reduced 5% or 15% withholding tax rates contained in the “Limitation on Benefits” provision of the Treaty, are complicated, and certain technical changes were made to these requirements by the protocol of January 13, 2009. U.S. Holders are advised to consult their own tax advisors regarding their eligibility for Treaty benefits in light of their own particular circumstances.

In the event that dividends are paid by Cellectis, dividends paid to an eligible U.S. Holder may immediately be subject to the reduced rates of 5% or 15% provided that such holder establishes before the date of payment that it is a U.S. resident under the Treaty by completing and providing the depositary with a treaty form (Form 5000). Otherwise, dividends paid to a U.S. Holder that is a legal person or another legal entity and has not filed the Form 5000 before the dividend payment date will be subject to French withholding tax at the rate of 30%, or 75% for any U.S. Holder if paid in a non-cooperative State or territory (as defined in Article 238-0 A of the FTC) (unless the Company proves that neither the purpose nor the effect of paying the dividend in that State or territory are that of allowing, with the intent of tax evasion or avoidance, their location in such a State or territory), and then reduced at a later date to 5% or 15%, provided that such holder duly completes and provides the French tax authorities with the treaty forms Form 5000 and Form 5001 before December 31 of the second calendar year following the year during which the dividend is paid.

Certain qualifying pension funds and certain other tax-exempt entities are subject to the same general filing requirements as other U.S. Holders except that they may have to supply additional documentation evidencing their entitlement to these benefits.

Form 5000 and Form 5001, together with appropriate instructions, will be provided by the depositary to all U.S. Holders registered with the depositary. The depositary will arrange for the filing with the French tax authorities of all such forms properly completed and executed by U.S. Holders of ordinary shares or ADSs and returned to the depositary in sufficient time so that they may be filed with the French tax authorities before the distribution in order to obtain immediately a reduced withholding tax rate.

Tax on Sale or Other Disposition

In general, under the Treaty, a U.S. Holder who is a U.S. resident for purposes of the Treaty will not be subject to French tax on any capital gain from the redemption (other than redemption proceeds characterized as dividends under French domestic tax law or administrative guidelines), sale or exchange of ordinary shares or ADSs unless the ordinary shares or ADSs form part of the business property of a permanent establishment or fixed base that the U.S. Holder has in France.

Special rules apply to U.S. Holders who are residents of more than one country.

The discussion above is a summary of the material French tax consequences of an investment in our ADSs or ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. It does not cover all tax matters that may be of importance to a prospective investor. Each prospective investor is urged to consult its own tax advisor about the tax consequences to it of an investment in ADSs in light of the investor’s own circumstances.

EXPENSES

Set forth below is an itemization of the estimated total expenses, excluding underwriting discounts and commissions, which are payable by us in connection with the offer and sale of ADSs using this prospectus supplement.

SEC registration fee	US$	20,282
FINRA filing fee	US$	26,530
Legal fees and expenses	US$	150,000
Accounting fees and expenses	US$	89,000
Miscellaneous	US$	250,000

Total	US$	536,000

MATERIAL CHANGES

Except as described in this prospectus supplement or otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017 and in our Form 6-Ks incorporated by reference into this prospectus supplement, no reportable material changes have occurred since December 31, 2017.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and fulfill the obligations with respect to those requirements by filing reports with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at prescribed rates. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may obtain further information by calling the SEC at 1-800-SEC-0330 or by logging on to the SEC’s website.

Our ordinary shares are listed on the Euronext Growth market of Euronext in Paris and on the Nasdaq Global Market, the latter in the form of ADSs. You can consult reports and other information about us that are filed pursuant to the rules of the Euronext Growth market of Euronext in Paris and of the Nasdaq Global Market at these exchanges.

You may request a copy of this prospectus supplement, the accompanying prospectus and any of the information that is incorporated by reference in this prospectus and any document summarized in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Investor Relations, Cellectis S.A., 8, rue de la Croix Jarry, 75013 Paris, France, or Tel. +33 1 81 69 16 00.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2017, filed with the SEC on March 13, 2018;

•	Current Report on Form 6-K, filed with the SEC on January 9, 2018 and April 3, 2018; and

•	Registration Statement on Form 8-A, filed with the SEC on March 23, 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and those of our reports on Form 6-K that we furnish to the SEC that we specifically identify in such form as being incorporated by reference into this prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus supplement.

Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Jones Day, New York, New York, is representing the company in connection with this offering. Jones Day, Paris, France, will pass upon the validity of the ordinary shares represented by the ADSs offered hereby and other legal matters concerning this offering relating to French law, including matters of French income tax law. Davis Polk & Wardwell LLP, New York, New York, is representing the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Cellectis S.A. appearing in Cellectis S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2017 and the effectiveness of Cellectis S.A.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young et Autres, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young et Autres are located at Tour First, 1 place des Saisons, 92037 Paris—La Défense Cedex, France.

PROSPECTUS

$300,000,000

Ordinary Shares Preferred Shares Warrants

We may offer from time to time up to $300,000,000 of the securities described in this prospectus, either individually or in any combination, in one or more offerings at prices and on terms that will be determined at the time of the offering.

We may offer and sell these securities on a continuous or delayed basis to or through one or more underwriters, dealers and agents, or directly to purchasers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Other than any securities sold in connection with a rights offering, we will only sell securities pursuant to this prospectus for which preferential subscription rights shall have been waived by our shareholders in accordance with French law.

Our ordinary shares will be sold in the form of American Depositary Shares, or ADSs. Each ADS represents one ordinary share. Our ADSs are listed on the Nasdaq Global Market under the symbol “CLLS”. On March 30, 2017, the last reported sale price of our ADSs was $24.03 per ADS.

The applicable prospectus supplement will contain information, where applicable, as to any other listing on the Nasdaq Global Market or any other securities market or other exchange with respect to the securities covered by such prospectus supplement. The preferred shares and warrants described in this prospectus have not been approved for listing on any market or exchange, and we have not made any application for such listing.

This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer these securities. We will provide the specific terms of any offering of securities in one or more supplements to this prospectus. Such prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest. This prospectus may not be used to consummate a sale of securities unless accompanies by the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus relates to the sale of our ordinary shares in the form of ADSs, preferred shares or warrants, either individually or in any combination, for an aggregate offering price of up to $300,000,000.

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell the securities described in this prospectus from time to time in the future in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described herein, we will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should carefully read both this prospectus and any accompanying prospectus supplement, together with the information incorporated by reference and any other offering materials. See “Where You Can Find More Information” and “Incorporation of Information by Reference.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Cellectis,” “the Company,” “we,” “us,” and “our” refer to Cellectis S.A. and its consolidated subsidiaries. All references in this prospectus to “$,” “US$,” “U.S.$,” “U.S. dollars,” “dollars” and “USD” mean U.S. dollars and all references to “€” and “euros,” mean euros, unless otherwise noted.

We have not authorized anyone to provide any information other than that contained in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We have not authorized any other person to provide you with different information. We take no responsibility for, and provide no assurances as to the reliability of, any other information that others may give you.

You should assume that the information in this prospectus, any applicable prospectus supplement, any document incorporated by reference herein or therein, and any free writing prospectus prepared by or on behalf of us to which we have referred you is accurate only as of the respective date on the front of the applicable document, regardless of the time of delivery. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making an offer to sell or a solicitation of an offer to buy any securities described herein in any jurisdiction in which an offer or solicitation is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

ii

TRADEMARKS

We own various trademark registrations and applications, and unregistered trademarks and servicemarks, including “Cellectis®”, “TALEN®”, “Calyxt™” and our corporate logos, and all such trademarks and servicemarks appearing in this prospectus and any prospectus supplement are the property of Cellectis. All other trade names, trademarks and servicemarks of other companies appearing in this prospectus or any prospectus supplement are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus and any prospectus supplement may be referred to without the ® and ™ symbols, but such references, or the failure of such symbols to appear, should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain and incorporate by reference “forward-looking statements” within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995. All statements other than present and historical facts and conditions, including statements regarding our future results of operations and financial position, business strategy, plans and our objectives for future operations, are forward-looking statements. We use words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “is designed to,” “may,” “might,” “plan,” “potential,” “predict,” “objective,” “should,” or the negative of these and similar expressions to identify forward-looking statements.

Forward-looking statements are made in light of information currently available to us and represent our current judgment on what the future may hold. However, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors and uncertainties. Many important factors, in addition to the factors described in this prospectus and any prospectus supplement, which may adversely affect such forward-looking statements are set forth in Part I, Item 3.D. of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, as updated by our subsequent Annual Reports on Form 20-F, Current Reports on Form 6-K and the other documents incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Information by Reference.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this prospectus, the applicable prospectus supplement or the documents incorporated by reference herein and therein.

Forward-looking statements apply only as of the date they are made. Except as required by law, we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances that arise after the date the forward-looking statement is made.

iii

CELLECTIS S.A.

We are a pioneering gene-editing company, employing our core proprietary technologies to develop best-in-class products in the emerging field of immuno-oncology. Our product candidates, based on gene-edited T-cells that express chimeric antigen receptors, or CARs, seek to harness the power of the immune system to target and eradicate cancer cells. We believe that CAR-based immunotherapy is one of the most promising areas of cancer research, representing a new paradigm for cancer treatment. We are designing next-generation immunotherapies that are based on gene-edited CAR T-cells. Our gene-editing technologies allow us to create allogeneic CAR T-cells, meaning they are derived from healthy donors rather than the patients themselves. We believe that the production of allogeneic CAR T-cells will allow us to develop cost-effective, off-the-shelf products that are capable of being cryopreserved, stored and distributed worldwide. Our gene-editing expertise also enables us to develop product candidates that feature additional safety and efficacy attributes, including control properties designed to prevent them from attacking healthy tissues, to enable them to tolerate standard oncology treatments, and to equip them to resist mechanisms that inhibit immune-system activity. In addition to our focus on immuno-oncology, we are exploring the use of our gene-editing technologies in other therapeutic applications, as well as to develop healthier food products for a growing population.

Our legal and commercial name is Cellectis S.A. We were incorporated as a société anonyme, or S.A., under the laws of the French Republic on January 4, 2000 for a period of 99 years. We are registered at the Paris Registre du Commerce et des Sociétés under the number 428 859 052. Our principal executive offices are located at 8, rue de la Croix Jarry, 75013 Paris, France, and our telephone number is +33 1 81 69 16 00. Our agent for service of process in the United States is Cellectis, Inc. We also maintain a website at www.cellectis.com. The reference to our website is an inactive textual reference only and the information contained in, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained in this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended, that are incorporated herein by reference. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline, in which case you may lose all or part of your investment. For more information see “Where You Can Find More Information” and “Incorporation of Information by Reference.”

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we currently intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes. Accordingly, we will have significant discretion in the use of any net proceeds. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2016. You should read this table together with our financial statements and the related notes thereto incorporated by reference herein and the other financial information incorporated by reference into this prospectus.

	As of December 31, 2016
	in thousands
	€	$(1)
Cash and cash equivalents	241,502	254,567

Non-current financial debt	28	30
Share capital:
Ordinary shares, €0.05 nominal value: 35,335,060 shares issued and outstanding	1,767	1,863
Premiums related to the share capital	473,306	498,912
Treasury share reserve	(307)	(324)
Currency translation adjustment	2,501	2,636
Retained earnings	(157,695)	(166,226)
Net income (loss)	(60,776)	(64,064)
Non controlling interests	1,779	1,875

Total shareholders’ equity	260,574	274,671

Total capitalization	260,602	274,701

(1)	Translated only for convenience into U.S. dollars at an exchange rate of €1.00 = $1.0541, the European Central Bank’s daily reference exchange rate on December 31, 2016, as published by Banque de France.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated:

	Year Ended December 31,
	2013		2014	2015		2016
Ratio of earnings to combined fixed charges and preferred share dividends(1)	—	(2)	12.48	—	(2)	—	(2)

(1)	For each of 2013, 2014, 2015 and 2016, we had no preferred shares outstanding. Earnings consists of pre-tax income from continuing operations before adjustment for income or loss from equity investees and fixed charges. Fixed charges consist of interest expensed and capitalized and an estimate of the interest within rental expense.
(2)	Earnings were not sufficient to cover combined fixed charges and preferred share dividends. Earnings for 2013, 2015 and 2016 were insufficient to cover combined fixed charges and preferred share dividends by €26.8 million, €20.4 million and €60.8 million, respectively.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our By-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our By-laws, copies of which have been filed with the SEC. Holders of ADSs will be able to exercise their rights with respect to the ordinary shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

General

As of December 31, 2016, our outstanding share capital consisted of a total of 35,335,060 issued and fully paid ordinary shares, with nominal value €0.05 per share. We have no preferred shares outstanding.

Under French law, our By-laws set forth only our issued and outstanding share capital as of the date of the By-laws. Our fully diluted share capital represents all issued and outstanding shares, as well as all potential shares which may be issued upon exercise of outstanding employee warrants, employee share options and non-employee warrants, as granted by our board of directors.

We are entitled under French law to issue preferred shares but our By-laws do not currently specify specific characteristics or rights attached to any specific category of preferred shares, which would be determined by the extraordinary general meeting convened for such purpose.

Shareholder Authorizations Regarding Share Capital

At a shareholders’ meeting held on May 17, 2016, our board of directors received the following authorizations from shareholders:

•	delegations of authority to increase our share capital by issuing ordinary shares or other securities giving access to our share capital, through rights issues, public offerings and/or private placements for the maximum duration permitted under French law (18 to 26 months depending on the delegations) within a maximum aggregate potential dilution of 35,178,600 shares for which delegations our shareholders waived their preferential subscription rights with respect to all such issuances (except when conducted through rights issues);

•	delegations of authority to grant stock options (options de souscriptions ou d’achat d’actions), equity warrants (bons de souscription d’actions), redeemable equity warrants (bons de souscription et/ou d’acquisition d’actions remboursables, or BSAAR), free ordinary shares (actions gratuites), and/or free preferred shares convertible into a variable number of our ordinary shares to our employees and executive officers, directors, observers, consultants and advisors for the maximum duration permitted under French law (18 to 38 months depending on the delegations) within a maximum aggregate potential dilution of 3,417,861 shares (of which 2,961,028 have been issued as of March 31, 2017) for which delegations our shareholders waived their preferential subscription rights with respect to all such grants; and

•	authorization to buy back up to 10% of our shares at a maximum price of €50.00 per share for a duration of 18 months.

Key Provisions of Our By-laws and French Law

The description below reflects the terms of our By-laws, and summarizes the material rights of holders of our ordinary shares under French law. Please note that this is only a summary and is not intended to be exhaustive. For further information, please refer to the full version of our By-laws which is included as an exhibit to the registration statement of which this prospectus is a part. In the event that our By-laws are modified in connection with the establishment of a specific category of preferred shares, the rights of holders of such preferred shares under our By-laws and French law will be described in the applicable prospectus supplement.

Corporate Purpose

Our corporate purpose, which is set forth in Article 3 of our Bylaws, in France and abroad includes:

•	all activities related to genetics and more specifically to genome engineering, in particular, research, development and invention, registration and exploitation of patents and trademarks, sale and marketing, advising and assisting, in all areas, in particular in the agro-food, pharmaceutical, textile and environmental sectors; and

•	more generally, all industrial, commercial, financial and civil transactions and transactions involving real estate or movable property relating directly or indirectly to any of the aforementioned corporate purposes or any similar or related purpose.

Directors

Quorum and Voting. The board of directors may only deliberate if at least half of the directors attend the applicable meeting in the manner provided for in our By-laws. In particular, French law and the charter of the board of directors allow directors to attend meetings of the board of directors in person or, to the extent permitted by applicable law, by videoconference or other telecommunications arrangements. In addition, our By-Laws allow a director to grant another director a proxy to represent him or her at a meeting of the board of directors, but no director can hold more than one proxy at any meeting. Decisions of the board of directors are adopted by the majority of the voting rights held by the directors present or represented, it being specified that in case of a vote-split, the Chairman of the board shall have a deciding vote.

Directors’ Voting Powers on Proposal, Arrangement or Contract in which any Director Is Materially Interested. Under French law, any agreement entered into (directly or through an intermediary) between us and any director that is not entered into (1) in the ordinary course of business and (2) under standard terms and conditions is subject to the prior authorization of the board of directors, excluding the vote of the interested director.

The foregoing requirements also apply to agreements between us and another company if one of our directors is the owner or a general partner, manager, director, general manager or member of the executive or supervisory board of the other company, as well as to agreements in which one of our directors has an indirect interest.

Decisions Subject to the Prior Approval of the Board of Directors. Our By-laws provide that none of the decisions listed below (whether they relate to us or to any of our subsidiaries) shall be made without the prior approval of our board of directors acting, upon first notice, by a majority of its members in office and, upon second notice, by a majority of its members, whether they are present or represented by proxy:

•	approval and modification to the business plan and budget;

•	any decision pertaining to the recruitment, dismissal/removal, or increase of the compensation of executives and corporate officers;

•	any material decision relating to a material litigation in which we or any of our subsidiaries may have to pay an amount exceeding €2,000,000;

•	any decision relating to the opening of a social or restructuring plan or pre-insolvency proceedings;

•	dual listing of the company on a stock market located outside of France;

•	any repurchase of our own shares;

•	any new borrowings or debts exceeding €1,000,000 and early repayment of loans, if any;

•	grants of any pledges on securities exceeding €1,000,000;

•	offshore or relocate activities;

•	development of new activities and businesses not described in the budget; and

•	entry into any material agreement or partnership.

Our By-laws provide further that none of the strategic decisions listed below (whether they relate to us or to any of our subsidiaries) shall be made without the prior review and approval of our board of directors acting, upon first notice, by two-thirds majority of its members in office and, upon second notice, by a majority of its members, whether they are present or represented by proxy:

•	any modification to our main business or to the main business of any of our subsidiaries;

•	any modification to the rules relating to the composition of our board of directors and to the voting conditions of our board of directors;

•	any modification to our share capital or to the share capital of any of our subsidiaries (e.g. share capital increase or decrease of the Company or of any of its subsidiaries, distributions or initial public offering, merger, spin-off, liquidation, winding up or carve-out transactions);

•	any external growth transactions including, acquisitions, disposals or joint-ventures, exceeding €4,000,000;

•	any investment and disposition decisions exceeding €2,000,000 per project;

•	any related-party agreement and any agreement or transaction between the executives or shareholders of the Company, on the one hand, and the Company or any of its subsidiaries, on the other hand;

•	any modification to this list of important decisions, and

•	convening a shareholders’ meeting and requesting the insertion of a resolution on the agenda of the said shareholders’ meeting.

Directors’ Compensation. The aggregate amount of attendance fees (jetons de présence) of the board of directors is determined at the shareholders’ annual ordinary general meeting. The board of directors then divides this aggregate amount among some or all of its members by a simple majority vote. In addition, the board of directors may grant exceptional compensation (rémunérations exceptionnelles) to individual directors on a case-by-case basis for special and temporary assignments. The board of directors may also authorize the reimbursement of reasonable travel and accommodation expenses, as well as other expenses incurred by directors in the corporate interest.

Board of Directors’ Borrowing Powers. There are currently no limits imposed by our By-laws on the amounts of loans or borrowings that the board of directors may approve.

Directors’ Age Limits. The number of directors who are more than seventy (70) years old may not exceed one third of the directors in office.

Employee Director Limits. The number of directors who are also party to employment contracts with the Company may not exceed one third of the directors in office.

Directors’ Share Ownership Requirements. None.

Rights, Preferences and Restrictions Attaching to Ordinary Shares

Dividends. We may only distribute dividends out of our “distributable profits,” plus any amounts held in our reserves that the shareholders decide to make available for distribution, other than those reserves that are specifically required to be maintained by law. “Distributable profits” consist of our unconsolidated net profit in each fiscal year, as increased or reduced by any profit or loss carried forward from prior years, less any contributions to the reserve accounts pursuant to French law (see below under “—Legal Reserve”).

Legal Reserve. Pursuant to French law, we must allocate 5% of our unconsolidated net profit for each year to our legal reserve fund before dividends may be paid with respect to that year. Such allocation is compulsory until the amount in the legal reserve is equal to 10% of the aggregate par value of our issued and outstanding share capital. This restriction on the payment of dividends also applies to our French subsidiaries on an unconsolidated basis.

Approval of Dividends. Pursuant to French law, our board of directors may propose a dividend and/or reserve distribution for approval by the shareholders at the annual ordinary general meeting.

Upon recommendation of our board of directors, our shareholders may decide to allocate all or part of any distributable profits to special or general reserves, to carry them forward to the next fiscal year as retained earnings or to allocate them to the shareholders as dividends. However, dividends may not be distributed when as a result of such distribution our net assets are or would become lower than the amount of the share capital plus the amount of the legal reserves which, under French law, may not be distributed to shareholders (the amount of our share capital plus the amount of our legal and other reserves which may not be distributed was equal to €1.8 million on December 31, 2016).

Our board of directors may distribute interim dividends after the end of the fiscal year but before the approval of the financial statements for the relevant fiscal year when the interim balance sheet, established during such year and certified by an auditor, reflects that we have earned distributable profits since the close of the last financial year, after recognizing the necessary depreciation and provisions and after deducting prior losses, if any, and the sums to be allocated to reserves, as required by law or the By-laws, and including any retained earnings. The amount of such interim dividends may not exceed the amount of the profit so defined.

If a dividend is declared we may be required to pay a dividend tax in an amount equal to 3% of the aggregate dividend paid by us.

Distribution of Dividends. Dividends are distributed to shareholders proportionally to their shareholding interests. In the case of interim dividends, distributions are made to shareholders on the date set by our board of directors during the meeting in which the distribution of interim dividends is approved. The actual dividend payment date is decided by the shareholders at an ordinary general shareholders’ meeting or by our board of directors in the absence of such a decision by the shareholders. Shareholders that own shares on the actual payment date are entitled to the dividend.

Dividends may be paid in cash or, if the shareholders’ meeting so decides, in kind, provided that all the shareholders receive a whole number of assets of the same nature paid in lieu of cash. Our By-laws provide that, subject to a decision of the shareholders’ meeting taken by ordinary resolution, each shareholder may be given the choice to receive his dividend in cash or in shares.

Timing of Payment. Pursuant to French law, dividends must be paid within a maximum period of nine months following the end of the relevant fiscal year. An extension of such timeframe may be granted by court order. Dividends that are not claimed within a period of five years after the payment date will be deemed to expire and revert to the French government.

Voting Rights. Each of our ordinary shares entitles its holder to vote and be represented in the shareholders’ meetings in accordance with the provisions of French law and of our By-laws. The ownership of a share implies the acceptance of our By-laws and any decision of our shareholders.

In general, each shareholder is entitled to one vote per share at any general shareholders’ meeting. However, our By-Laws provide that all shares held in registered form (actions nominatives) for more than two years will be granted double voting rights.

Under French law, treasury shares or shares held by entities controlled by us are not entitled to voting rights and are not taken into account for purposes of quorum calculation.

Our By-laws provide that members of our board of directors are elected for a tenure of three years.

Rights to Share in Our Profit. Under French law each ordinary share entitles its holder to a portion of the corporate profits and assets proportional to the amount of share capital represented thereby.

Rights to Share in the Surplus in the Event of Liquidation. If we are liquidated, any assets remaining after payment of our debts, liquidation expenses and all of our remaining obligations will first be used to repay in full the par value of our outstanding shares. Any surplus will then be distributed among shareholders proportionally to their shareholding in our company.

Repurchase and Redemption of Shares. Under French law, we may acquire our own shares for the following purposes only:

•	to decrease our share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction; in this case, the shares repurchased must be cancelled within one month from their repurchase date;

•	to provide shares for distribution to employees or managers under a profit-sharing, free share or share option plan; in this case the shares repurchased must be distributed within 12 months from their repurchase failing which they must be cancelled; or

•	under a buy-back program to be authorized by the shareholders in accordance with the provisions of Article L. 225-209 of the French Commercial Code and with the general regulations of the Autorité des marchés financiers, or AMF.

No such repurchase of shares may result in us holding, directly or through a person acting on our behalf, more than 10% of our issued share capital. Shares repurchased by us continue to be deemed “issued” under French law but are not entitled to dividends or voting rights so long as we hold them directly or indirectly, and we may not exercise the preemptive rights attached to them.

Sinking Fund Provisions. Our By-laws do not provide for any sinking fund provisions.

Liability to Further Capital Calls. Shareholders are liable for corporate liabilities only up to the par value of the shares they hold; they are not liable to further capital calls.

Requirements for Holdings Exceeding Certain Percentages. There are no such requirements, except as described under the section of this prospectus titled “—Form, Holding and Transfer of Shares—Ownership of Shares by Non-French Persons.”

Actions Necessary to Modify Shareholders’ Rights

Shareholders’ rights may be modified as allowed by French law. Only the extraordinary shareholders’ meeting is authorized to amend any and all provisions of our By-laws. It may not, however, increase any of the shareholders’ commitments without the prior approval of each shareholder.

Special Voting Rights of Warrant Holders

Under French law, the holders of warrants of the same class (i.e., warrants that were issued at the same time and with the same rights), including founders’ warrants, are entitled to vote as a separate class at a general meeting of that class of warrant holders under certain circumstances, principally in connection with any proposed modification of the terms and conditions of the class of warrants or any proposed issuance of preferred shares or any modification of the rights of any outstanding class or series of preferred shares.

Rules for Admission to and Calling Annual Shareholders’ Meetings and Extraordinary Shareholders’ Meetings

Access to, Participation in and Voting Rights at Shareholders’ Meetings. The right to participate in a shareholders’ meeting is granted to all the shareholders whose shares are fully paid up and for whom a right to attend shareholders’ meetings has been established by registration of their shares in the names or names of the authorized intermediary acting on their behalf on the second business day prior to the shareholders’ meeting at midnight (Paris time), either in the registered shares accounts held by the Company or in the bearer shares accounts held by the authorized intermediary.

Each shareholder may attend the meetings and vote (1) in person, or (2) by granting a proxy to his or her spouse, his or her partner with whom he or she has entered into a civil union, or another shareholder, for physical persons, or any person that they may choose, for legal entities, or (3) by sending a proxy to us without indication of the beneficiary (in which case such proxy shall be cast in favor of the resolutions supported by the board of directors), or (4) by correspondence, or (5) by videoconference or another means of telecommunication organized by the board of directors and allowing identification of the relevant shareholder in accordance with applicable laws.

Shareholders may, in accordance with legal and regulatory requirements, send their vote or proxy, either by hard copy or via telecommunications means. Such vote or proxy must be received (1) at least three days prior to the meeting, in the case of hard copies, (2) by 3:00 p.m. (Paris time) on the day before the meeting, in the case of, electronic votes by email, (3) by the date of the meeting, in the case of a proxy granted to a designated person, and (4) by 3:00 p.m. (Paris time) on the day before the meeting, in the case of proxies without a designated attorney and therefore granted to the chairman of the meeting.

Shareholders sending their vote within the applicable time limit, using the form provided to them by us for this purpose, are deemed present or represented at the shareholders’ meeting for purposes of quorum and majority calculation.

Notice of Annual Shareholders’ Meetings. Shareholders’ meetings are convened by our board of directors, or, failing that, by our statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person. Meetings are held at our registered offices or at any other location indicated in the convening notice. A meeting notice (avis de réunion) is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to the date of the shareholders’ meeting.

Additionally, a convening notice (avis de convocation) is published at least fifteen days prior to the date of the meeting in a legal gazette of the department in which the registered office of the company is located and in the French Journal of Mandatory Statutory Notices (BALO). Further, shareholders having held registered shares (actions nominatives) for at least one month at the time of the convening notice must be convened individually, by regular letter (or by registered letter if requested by the relevant shareholder) sent to their last known address.

When the shareholders’ meeting cannot deliberate due to the lack of the required quorum, the second meeting must be called at least ten days in advance in the same manner as used for the first notice.

Agenda and Conduct of Annual Shareholders’ Meetings. The agenda of the shareholders’ meeting shall appear in the notice to convene the meeting. The shareholders’ meeting may only deliberate on the items on the agenda except for the removal of directors and the appointment of their successors, which may be put to vote by any shareholder during any shareholders’ meeting. One or more shareholders representing the percentage of share capital required by French law (currently 5%), and acting in accordance with legal requirements and within applicable time limits, may request the inclusion of items or proposed resolutions on the agenda.

Shareholders’ meetings shall be chaired by the Chairman of the board of directors or, in his or her absence, by a director appointed for this purpose by the board of directors; failing which, the meeting itself shall elect a

Chairman. Vote counting shall be performed by the two members of the meeting who are present and accept such duties, who represent, either on their own behalf or as proxies, the greatest number of votes.

Ordinary Shareholders’ Meeting. Ordinary shareholders’ meetings are those meetings called to make any and all decisions that do not result in a modification of our By-laws. An ordinary shareholders’ meeting shall be convened at least once a year within six months of the end of each fiscal year in order to approve the annual and consolidated accounts for the relevant fiscal year or, in case of postponement, within the period established by court order. Upon first notice, the meeting may validly deliberate only if the shareholders present or represented by proxy or voting by mail represent at least one-fifth of the shares entitled to vote. Upon second notice, no quorum is required. Decisions are made by a majority of the votes held by the shareholders present, represented by proxy, or voting by mail. Abstentions will have the same effect as a “no” vote.

Extraordinary Shareholders’ Meeting. Only an extraordinary shareholders’ meeting is authorized to amend our By-laws. It may not, however, increase shareholders’ commitments without the approval of each shareholder. Subject to the legal provisions governing share capital increases from reserves, profits or share premiums, the resolutions of the extraordinary meeting shall be valid only if the shareholders present, represented by proxy or voting by mail represent at least one-fourth of all shares entitled to vote upon first notice, or one-fifth upon second notice. If the latter quorum is not reached, the second meeting may be postponed to a date no later than two months after the date for which it was initially called. Decisions are made by a two-thirds majority vote of the shareholders present, represented by proxy, or voting by mail. Abstentions will have the same effect as a “no” vote.

In addition to the right to obtain certain information regarding us at any time, any shareholder may, from the date on which a shareholders’ meeting is convened until the fourth business day preceding the date of the shareholders’ meeting, submit written questions relating to the agenda for the meeting to our board of directors. Our board of directors is required to respond to these questions during the meeting.

Provisions Having the Effect of Delaying, Deferring or Preventing a Change in Control of the Company

Provisions contained in our By-laws and the corporate laws of France, the country in which we are incorporated, could make it more difficult for a third-party to acquire us, even if doing so might be beneficial to our shareholders. In addition, provisions of our By-laws impose various procedural and other requirements which could make it more difficult for shareholders to effect certain corporate actions. These provisions include the following:

•	a merger (i.e., in a French law context, a stock for stock exchange following which our company would be dissolved without being liquidated into the acquiring entity and our shareholders would become shareholders of the acquiring entity) of our company into a company incorporated in the EU would require the approval of our board of directors as well as a two thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting;

•	a merger of our company into a company incorporated outside of the EU would require the unanimous approval of our shareholders;

•	under French law, a cash merger is treated as a share purchase and would require the consent of each participating shareholder;

•	our shareholders have granted and may grant in the future our board of directors broad authorizations to increase our share capital or to issue additional ordinary shares or other securities (for example, warrants) to our shareholders, the public or qualified investors, including as a possible defense following the launching of a tender offer for our shares;

•	our shareholders have preferential subscription rights proportionally to their shareholding in our company on the issuance by us of any additional securities as part of a cash capital increase or a capital increase by way of debt set-off. Such rights may only be waived by the extraordinary general meeting (by a two thirds majority vote) of our shareholders or on an individual basis by each shareholder;

•	our board of directors has the right to appoint directors to fill a vacancy created by the resignation or death of a director, subject to the approval by the shareholders of such appointment at the next shareholders’ meeting, which prevents shareholders from having the sole right to fill vacancies on our board of directors;

•	our board of directors can only be convened by our chairman or our managing director, if any, or, when no board meeting has been held for more than two consecutive months, by directors representing at least one third of the total number of directors;

•	our board of directors’ meetings can only be regularly held if at least half of the directors attend either physically or by way of videoconference or teleconference enabling the directors’ identification and ensuring their effective participation in the board of directors’ decisions;

•	under French law, a non-resident of France may have to file an administrative notice with French authorities in connection with a direct or indirect investment in us, as defined by administrative rulings—see the section of this prospectus titled “Limitations Affecting Shareholders of a French Company”;

•	approval of at least a majority of the votes held by shareholders present, represented by a proxy, or voting by mail at the relevant ordinary shareholders’ general meeting is required to remove directors with or without cause;

•	advance notice is required for nominations to the board of directors or for proposing matters to be acted upon at a shareholders’ meeting, except that a vote to remove and replace a director can be proposed at any shareholders’ meeting without notice;

•	in the event where certain ownership thresholds would be crossed, a number of disclosures should be made by the relevant shareholder and can impose certain obligations; see the section of this prospectus titled “—Declaration of Crossing of Ownership Thresholds”;

•	transfers of shares shall comply with applicable insider trading rules;

•	pursuant to French law, the sections of the By-laws relating to the number of directors and election and removal of a director from office may only be modified by a resolution adopted by a two-thirds majority vote of our shareholders present, represented by a proxy or voting by mail at the meeting; and

•	our shares take the form of bearer securities or registered securities, if applicable legislation so permits, according to the shareholder’s choice. Issued shares are registered in individual accounts opened by us or any authorized intermediary (depending on the form of such shares), in the name of each shareholder and kept according to the terms and conditions laid down by the legal and regulatory provisions.

Declaration of Crossing of Ownership Thresholds

Subject to requirements of French law, our By-laws do not require any specified disclosure by shareholders that cross ownership thresholds with respect to our share capital, except as described under the section of this prospectus titled “—Form, Holding and Transfer of Shares—Ownership of Shares by Non-French Persons.”

The absence of specific requirement in our By-laws is without prejudice to the following disclosures which are applicable to us according to French legal and regulatory provisions, it being provided that the following is a summary which is therefore not intended to be a complete description of applicable rules under French law:

•	Shareholders must make a declaration to us no later than the fourth trading day after such shareholder crosses the following thresholds: 5%, 10%, 15%, 20%, 25%, 30%, 33.33%, 50%, 66.66%, 90% and 95%.

•	Shareholders must make a declaration to the AMF no later than the fourth trading day after such shareholder crosses the following thresholds: 50% and 95%.

•	Subject to certain exemptions, any shareholder crossing, alone or acting in concert, the 50% threshold shall file a mandatory public tender offer.

Changes in Share Capital

Increases in Share Capital. Pursuant to French law, our share capital may be increased only with shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The shareholders may delegate to our board of directors either the authority (délégation de compétence) or the power (délégation de pouvoir) to carry out any increase in share capital.

Increases in our share capital may be effected by:

•	issuing additional shares;

•	increasing the par value of existing shares;

•	creating a new class of equity securities; and

•	exercising the rights attached to securities giving access to the share capital.

Increases in share capital by issuing additional securities may be effected through one or a combination of the following:

•	issuances in consideration for cash;

•	issuances in consideration for assets contributed in kind;

•	issuances through an exchange offer;

•	issuances by conversion of previously issued debt instruments;

•	issuances by capitalization of profits, reserves or share premium; and

•	subject to certain conditions, issuances by way of offset against debt incurred by us.

Decisions to increase the share capital through the capitalization of reserves, profits and/or share premium require shareholders’ approval at an extraordinary general shareholders’ meeting, acting under the quorum and majority requirements applicable to ordinary shareholders’ meetings. Increases in share capital effected by an increase in the par value of shares require unanimous approval of the shareholders, unless effected by capitalization of reserves, profits or share premium. All other capital increases require shareholders’ approval at an extraordinary general shareholders’ meeting acting under the regular quorum and majority requirements for such meetings.

Reduction in Share Capital. Pursuant to French law, any reduction in our share capital requires shareholders’ approval at an extraordinary general shareholders’ meeting following the recommendation of our board of directors. The share capital may be reduced either by decreasing the par value of the outstanding shares or by reducing the number of outstanding shares. The number of outstanding shares may be reduced by the repurchase and cancellation of shares. Holders of each class of shares must be treated equally unless each affected shareholder agrees otherwise.

Preferential Subscription Right. According to French law, if we issue additional securities for cash, current shareholders will have preferential subscription rights to these securities on a pro rata basis. Preferential subscription rights entitle the individual or entity that holds them to subscribe proportionally to the number of shares held by them to the issuance of any securities increasing, or that may result in an increase of, our share capital by means of a cash payment or a set-off of cash debts. The preferential subscription rights are transferable during the subscription period relating to a particular offering.

The preferential subscription rights with respect to any particular offering may be waived at an extraordinary general meeting by a two thirds vote of our shareholders or individually by each shareholder. Our board of directors and our independent auditors are required by French law to present reports to the shareholders’ meeting that specifically address any proposal to waive the preferential subscription rights.

In the future, to the extent permitted under French law, we may seek shareholder approval to waive preferential subscription rights at an extraordinary general shareholders’ meeting in order to authorize the board of directors to issue additional shares and/or other securities convertible or exchangeable into shares.

Form, Holding and Transfer of Shares

Form of Shares. Pursuant to our By-laws, shares may be held in registered or bearer form, at each shareholder’s discretion.

Further, in accordance with applicable legal and regulatory provisions, we may request at any time from the authorized intermediary responsible for holding our shares the name or, in the case of a legal entity, the corporate name, nationality and address of holders of securities, giving immediate or future access to voting rights at our shareholders’ meetings, the number of securities they own and, where applicable, the restrictions attaching to such securities.

Holding of Shares. In accordance with French law concerning the “dematerialization” of securities, the ownership rights of shareholders are represented by book entries instead of share certificates. Shares are registered in individual accounts opened by us or any authorized intermediary, in the name of each shareholder and kept according to applicable legal and regulatory provisions.

Ownership of Shares by Non-French Persons. Neither French law nor our By-laws limit the right of non-residents of France or non-French persons to own or, where applicable, to vote our securities. However, non-residents of France must file an administrative notice with the French authorities in connection with certain direct or indirect investments in us, including through ownership of ADSs, on the date a binding purchase agreement is executed or a tender offer is made public. Under existing administrative rulings the following transactions qualify as foreign investments in us that require the filing of an administrative notice:

•	any transaction carried out on our capital by a non-French resident provided that after the transaction the cumulative amount of the capital or the voting rights held by non-French residents exceeds 33.33% of our capital or voting rights;

•	any transaction mentioned in the preceding bullet carried out by a corporation incorporated under French law whose capital or voting rights are held for more than 33.33% by non-French residents;

•	any transaction carried out abroad resulting in a change of the controlling shareholder of a corporation incorporated under a foreign (non-French) law that holds a shareholding or voting rights in us if our capital or voting rights are held for more than 33.33% by non-French residents;

•	loans and significant guarantees granted by a corporation incorporated under foreign (non-French) laws to us in amounts evidencing control over our financing; and

•	patent licenses granted by a corporation incorporated under foreign (non-French) laws or management or technical assistance agreements with such corporation that place us in a dependent position vis-à-vis such party or its group.

Moreover, certain foreign investments in companies incorporated under French laws are subject to the prior authorization from the French Minister of the Economy, where all or part of the target’s business and activity relate to a strategic sector, such as energy, transportation, public health, telecommunications, etc.

Assignment and Transfer of Shares. Shares are freely negotiable, subject to applicable legal and regulatory provisions (including, in particular, the prohibition of insider trading).

Listing

Our ADSs have been listed on the Nasdaq Global Market under the symbol “CLLS” and our ordinary shares have been listed on the Alternext market of Euronext in Paris under the symbol “ALCLS”.

Transfer Agent and Registrar

The transfer agent and registrar for our ADSs is Citibank, N.A. The transfer agent and registrar for our ordinary shares is Société Générale Securities Services.

Differences in Corporate Law

The laws applicable to French sociétés anonymes differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the French Commercial Code applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and French law.

	France	Delaware
Number of Directors	Under French law, a société anonyme must have at least three and may have up to 18 directors. The number of directors is fixed by or in the manner provided in the by-laws.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the by-laws (unless fixed by the certificate of incorporation).

Director Qualifications	Under French law, a corporation may prescribe qualifications for directors under its by-laws. In addition, under French law, members of a board of directors of a corporation may be legal entities, and such legal entities may designate an individual to represent them and to act on their behalf at meetings of the board of directors.	Under Delaware law, a corporation may prescribe qualifications for directors under its certificate of incorporation or by-laws. Under Delaware law, only individuals may be members of a corporation’s board of directors.

Removal of Directors	Under French law, directors may be removed from office, with or without cause, at any shareholders’ meeting without notice or justification, by a simple majority vote.	Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, except (1) unless otherwise provided in the certificate of incorporation, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) in the case of a company that has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

Vacancies on the Board of Directors	Under French law, vacancies on the board of directors resulting from death or a resignation, provided that at least three directors remain in office, may be filled by a majority of the remaining directors pending ratification by the next shareholders’ meeting.	Under Delaware law, unless provided otherwise by the certificate of incorporation or bylaws, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the directors then in office, provided that the court may order an annual meeting upon the application of a director or stockholder if a corporation has not held a meeting within 13 months after the latest of the company’s

	France	Delaware
organization, the last annual meeting or the last action by written consent to elect directors.

Annual General Meeting	Under French law, the annual general meeting of shareholders shall be held at such place, on such date and at such time as decided each year by the board of directors and notified to the shareholders in the convening notice of the annual meeting, within six months after the close of the relevant fiscal year unless such period is extended by court order.	Under Delaware law, the annual meeting of stockholders shall be held at such place as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the by-laws and on such date and at such time as provided in the by-laws.

General Meeting	Under French law, general meetings of the shareholders may be called by the board of directors or, failing that, by the statutory auditors, or by a court appointed agent or liquidator in certain circumstances, or by the majority shareholder in capital or voting rights following a public tender offer or exchange offer or the transfer of a controlling block on the date decided by the board of directors or the relevant person.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Notice of General Meetings	A meeting notice (avis de réunion) is published in the French Journal of Mandatory Statutory Notices (BALO) at least 35 days prior to the date of the shareholders’ meeting. Additionally, a convening notice (avis de convocation) is published at least fifteen days prior to the date of the meeting in a legal gazette of the department in which the registered office of the company is located and in the French Journal of Mandatory Statutory Notices (BALO). Further, shareholders having held registered shares (actions nominatives) for at least one month at the time of the convening notice must be convened individually, by regular letter (or by registered letter if requested by the relevant shareholder) sent to their last known address.	Under Delaware law, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

	France	Delaware
The meeting notice must indicate the conditions under which the shareholders may vote by correspondence and the places and conditions in which they can obtain voting forms by mail.

Proxy	Each shareholder may attend the meetings and vote (1) in person, or (2) by granting proxy to his or her spouse, his or her partner with whom he or she has entered into a civil union, or another shareholder, for physical persons, or to any person that they may choose, for legal entities, or (3) by sending a proxy to us without indication of the beneficiary (in which case such proxy shall be cast in favor of the resolutions supported by the board of directors), or (4) by correspondence, or (5) by videoconference or another means of telecommunication allowing identification of the relevant shareholder in accordance with applicable laws. The proxy is only valid for a single meeting or successive meetings convened with the same agenda. It can also be granted for two meetings, one ordinary, the other extraordinary, held within a period of fifteen days.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Shareholder action by written consent	Under French law, shareholders’ action by written consent is not permitted in a société anonyme.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act by written consent signed by stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Preemptive Rights	Under French law, in case of issuance of additional shares or other securities for cash or set-off against cash debts, the existing shareholders have preferential subscription rights to these securities on a pro rata basis unless such rights are waived by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the extraordinary meeting deciding or authorizing the capital increase. In case such rights are not waived by the extraordinary general meeting, each shareholder may individually either exercise, assign or not exercise its preferential rights.	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

	France	Delaware
Sources of Dividends

Under French law, dividends may only be paid by a French société anonyme out of “distributable profits,” plus any distributable reserves and “distributable premium” that the shareholders decide to make available for distribution, other than those reserves that are specifically required by law.

“Distributable profits” consist of the unconsolidated net profits of the relevant corporation for each fiscal year, as increased or reduced by any profit or loss carried forward from prior years.

“Distributable premium” refers to the contribution paid by the shareholders in addition to the par value of their shares for their subscription that the shareholders decide to make available for distribution.

Except in the case of a share capital reduction, no distribution can be made to the shareholders when the net equity is, or would become, lower than the amount of the share capital plus the reserves which cannot be distributed in accordance with the law or the by-laws.

Under Delaware law, subject to any restrictions under a corporation’s certificate of incorporation, dividends may be declared by the board of directors and paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Repurchase of Shares

Under French law, a corporation may acquire its own shares for the following purposes only:

•  to decrease its share capital, provided that such decision is not driven by losses and that a purchase offer is made to all shareholders on a pro rata basis, with the approval of the shareholders at the extraordinary general meeting deciding the capital reduction;

•  with a view to distributing within one year of their repurchase the relevant shares to employees or managers under a profit-sharing, free share or share option plan; or

•  under a buy-back program to be authorized by the shareholders in accordance with the provisions

Under Delaware law, a corporation may generally redeem or repurchase shares of its stock except under certain circumstances, including where the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation (other than certain preference shares or certain shares to be retired).

	France	Delaware

of Article L. 225-209 of the French Commercial Code and with the general regulations of the AMF.

No such repurchase of shares may result in the company holding, directly or through a person acting on its behalf, more than 10% of its issued share capital.

Liability of Directors and Officers	Under French law, the By-laws may not include any provisions limiting the liability of directors.

Under Delaware law, a corporation’s certificate of incorporation may generally include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions;

•  claims with respect to unlawful payment of dividends and unlawful stock purchases and redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights	French law provides that, unless otherwise provided in the by-laws, each shareholder is entitled to one vote for each share of capital stock held by such shareholder.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions	Generally, under French law, completion of a merger, dissolution, sale, lease or exchange of all or substantially all of a corporation’s assets requires: approval by a two-thirds majority of the votes held by the shareholders present, represented by proxy or voting by mail at the relevant meeting, or in the case of a merger with a non-EU company, approval of all the shareholders of the corporation.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock or under other certain circumstances, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding

	France	Delaware
stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Dissent or Dissenters’ Appraisal Rights	French law does not provide for any such right but provides that a merger is subject to shareholders’ approval by a two-thirds majority vote as stated above.

Under Delaware law, a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•  shares of stock of the surviving corporation;

•  shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders;

•  cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•  any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Standard of Conduct for Directors	French law does not contain specific provisions setting forth the standard of conduct of a director. However, directors have a duty to act without self-interest, on a well-informed basis	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of

	France	Delaware
	and they cannot make any decision against a corporation’s corporate interest (intérêt social).	Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Shareholder Suits	French law provides that a shareholder, or a group of shareholders, may initiate a legal action to seek indemnification from the directors of a corporation in the corporation’s interest if it fails to bring such legal action itself. If so, any damages awarded by the court are paid to the corporation and any legal fees relating to such action are borne by the relevant shareholder or the group of shareholders. The plaintiff must remain a shareholder throughout the duration of the legal action. There is no other case where shareholders may initiate a derivative action to enforce a right of a corporation. A shareholder may alternatively or cumulatively bring an individual legal action against the directors, provided he has suffered distinct damages from those suffered by the corporation. In this case, any damages awarded by the court are paid to the relevant shareholder.	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must: state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or state the reasons for not making the effort. Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Amendment of Certificate of Incorporation	Unlike companies incorporated under Delaware law, the organizational documents of which comprise both a certificate of incorporation and by-laws, companies incorporated under French law only have by-laws (statuts) as organizational documents. As indicated in the paragraph below, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws under French law.	Under Delaware law, generally a corporation may amend its certificate of incorporation if: its board of directors has adopted a resolution setting forth the amendment proposed and declared its advisability, and the amendment is adopted by the affirmative votes of a majority (or greater percentage as may be specified by the certificate of incorporation) of the outstanding shares entitled to vote on the amendment and a majority (or greater percentage as may be specified by the certificate of incorporation) of the outstanding shares of each class or series of stock, if any, entitled to vote on the amendment as a class or series.

Amendment of By-laws	Under French law, only the extraordinary shareholders’ meeting is authorized to adopt or amend the by-laws.	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the related prospectus supplement. This description will include, where applicable, a description of:

•	the title and nominal value of the preferred shares;

•	the number of preferred shares we are offering;

•	the liquidation preference per preferred share, if any;

•	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

•	whether preferential subscription rights will be issued to existing shareholders;

•	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

•	the procedures for any auction and remarketing, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred shares on any securities exchange or market;

•	whether the preferred shares will be convertible into our ordinary shares (including in the form of ADSs) or preferred shares of another category, and, if applicable, conditions of an automatic conversion into ordinary shares (including in the form of ADSs), if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred shares;

•	preemption rights, if any;

•	other restrictions on transfer, sale or assignment, if any;

•	whether interests in the preferred shares will be represented by American Depositary Preferred Shares;

•	a discussion of any material or special U.S. federal and French income tax considerations applicable to the preferred shares;

•	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Prior to issuing preferred shares, we must convene an extraordinary shareholders meeting at which shareholders would determine the terms and conditions of the preferred shares, decide the issuance of the preferred shares or delegate authority to the board of directors to decide the issuance and vote to modify the By-laws in order to include the characteristics and particular rights of the preferred shares.

The extraordinary shareholders meeting would also decide the maximum aggregate amount of share capital increases which we may carry out by issuing preferred shares, which may not exceed a specified amount of gross issue proceeds to be determined.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non assessable and, to the extent permitted under French law, will not have, or be subject to, any preemptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and ADSs and reduce the likelihood that holders of ordinary shares and ADSs will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ADSs. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our preferred or ordinary shares or any combination of the foregoing. Each warrant will entitle the holder to purchase the number of preferred shares, ordinary shares, or combination thereof, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to such warrants. Warrants may be exercised at any time up to the date and time specified in the applicable warrant agreement and set forth in the applicable prospectus supplement.

Warrants will be issued under one or more warrant agreements to be entered into between the Company and one or more purchasers of such warrants or a bank or trust company acting as warrant agent. The material terms and provisions of such warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. The form of warrant agreement that will be entered into with respect to a particular offering of warrants will be filed as an exhibit to a post-effective amendment to, or incorporated by reference into, the registration statement of which this prospectus forms a part.

The applicable prospectus supplement will describe the terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered, which terms may include the following if applicable to those warrants:

•	the title and aggregate number of the warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currency unit in which the warrants are denominated;

•	if the warrants are for the purchase of preferred shares, the designation and terms of the series of preferred shares, and the number of such preferred shares, purchasable upon exercise of the warrants; the price, or the manner of determining the price, at which the preferred shares may be purchased upon exercise of the warrants;

•	if the warrants are for the purchase of ordinary shares, the number of ordinary shares that may be purchased upon exercise of each warrant; the price, or the manner of determining the price, at which the ordinary shares may be purchased upon the exercise of the warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	if other than cash, the manner in which the exercise price of the warrants may be paid; and any maximum or minimum number of warrants that may be exercisable at any one time;

•	the time or times at which, or period or periods during which, the warrants may be exercised and the expiration date of the warrants;

•	the terms of any right of the Company to redeem the warrants;

•	the terms of any right of the Company to accelerate the exercise of the warrants upon the occurrence of certain events;

•	whether the warrants will be sold with any other securities, and the date, if any, on and after which the warrants and the other related securities will be separately transferable;

•	whether the warrants will be issued in registered or bearer form and information with respect to book-entry procedures, if any;

•	a discussion of certain material tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares related to our ordinary shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as ADSs and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank International Limited, located at EGSP 186, 1 North Wall Quay, Dublin 1 Ireland.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-202488 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial interests in one ordinary share that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of such ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests, in the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of France, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary, commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary share being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to French laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed; fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and practicable to distribute rights to purchase additional ADSs to holders.

The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and practicable.

The depositary will make the election available to you only if it is practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in France would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and practicable.

If it is practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary determines that all or a portion of the distribution to you is not practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable registration statement(s) on Form F-6, call for the exchange of your existing ADRs for new ADRs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares held in deposit for your ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of an offering, the ordinary shares being offered pursuant to this prospectus in such offering will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary will issue ADSs to the applicable underwriters, dealer or other purchaser.

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and French legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian.

The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and French legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	temporary delays that may arise because (1) the transfer books for the ordinary shares or ADSs are closed, or (2) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; or

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in the sections of this prospectus titled “Description of Share Capital” and “Limitations Affecting Shareholders of a French Company.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote, the depositary will deem such holder (unless otherwise specified in the notice distributed to holders) to have instructed the depositary to vote in favor of all resolutions endorsed by our board of directors. With respect to securities represented by ADSs for which no timely voting instructions are received by the depositary from the holder, the depositary will (unless otherwise specified in the notice distributed to holders) deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities. However, no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that we do not wish such proxy to be given, substantial opposition exists, or the rights of holders of securities may be materially adversely affected.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the depositary agreement:

Service	Fees

— Issuance of ADSs upon deposit of shares (excluding issuance as a result of distributions of shares)	Up to U.S. 5¢ per ADS issued

— Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled

— Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to U.S. 5¢ per ADS held

— Distribution of ADSs pursuant to (1) stock dividends or other free stock distributions, or (2) exercise of rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held

— Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)	Up to U.S. 5¢ per ADS held

— ADS Services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency;

•	the fees and expenses incurred by the depositary in connection with the compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

ADS fees and charges payable upon (1) deposit of ordinary shares against issuance of ADSs and (2) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADS, for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary into DTC or presented to the depositary via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (1) distributions other than cash and (2) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder. Certain ADS fees and charges (such as the ADS service fee) may become payable shortly after the closing of the ADS offering.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of

ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our By-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our By-laws or in any provisions of or governing the securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions,” and are entered into between the depositary and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (e.g., the need to receive collateral, the type of collateral required and the representations required from brokers). The depositary may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of France.

LIMITATIONS AFFECTING SHAREHOLDERS OF A FRENCH COMPANY

Ownership of ADSs or Shares by Non-French Residents

Neither the French Commercial Code nor our By-laws presently impose any restrictions on the right of non-French residents or non-French shareholders to own and vote shares. However, residents outside of France, as well as any French entity controlled by non-French residents, must file an administrative notice with French authorities in connection with their direct and indirect foreign investments in us, including through ownership of ADSs, on the date a binding purchase agreement is executed or a tender offer is made public. Under existing administrative rulings, the following transactions qualify as foreign investments in us:

•	any transaction carried out on our capital by a non-French resident provided that after the transaction the cumulative amount of the capital or the voting rights held by non-French residents exceeds 33.33% of our capital or voting rights;

•	any transaction mentioned in the preceding bullet carried out by a corporation incorporated under French law whose capital or voting rights are held for more than 33.33% by non-French residents;

•	any transaction carried out abroad resulting in a change of the controlling shareholder of a corporation incorporated under a foreign law that holds a shareholding or voting rights in us if our capital or voting rights are held for more than 33.33% by non-French residents;

•	loans and guarantees granted by a corporation incorporated under foreign laws to us in amounts evidencing control over our financing; and

•	patent licenses granted by a corporation incorporated under foreign laws or management or technical assistance agreements with such corporation that place us in a dependent position vis-à-vis such party or its group.

Violation of this administrative notice requirement is sanctioned by a fine of €750. This amount may be multiplied by five if the violation is made by a legal entity.

Foreign Exchange Controls

Under current French foreign exchange control regulations there are no limitations on the amount of cash payments that we may remit to residents of foreign countries. Laws and regulations concerning foreign exchange controls do, however, require that all payments or transfers of funds made by a French resident to a non-resident such as dividend payments be handled by an accredited intermediary. All registered banks and substantially all credit institutions in France are accredited intermediaries.

Availability of Preferential Subscription Rights

In accordance with French law, our shareholders have preferential subscription rights to subscribe for new shares or other securities giving rights to acquire additional shares on a pro rata basis, as described under the section of this prospectus titled “Description of Share Capital—Key Provisions of Our By-laws and French Law Affecting Our Ordinary Shares—Changes in Share Capital—Preferential Subscription Right.”

Holders of our securities in the U.S. (which may be in the form of shares or ADSs) may not be able to exercise preferential subscription rights for their securities unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirements imposed by the Securities Act is available. We may, from time to time, issue new shares or other securities giving rights to acquire additional shares (such as warrants) at a time when no registration statement is in effect and no Securities Act exemption is available. If so, holders of our securities in the U.S. will be unable to exercise any preferential subscription rights and their interests will be diluted. We are under no obligation to file any registration statement in connection with any issuance of new shares or other securities. We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with registering the rights, as well as the indirect benefits to us of enabling the exercise by holders of shares and holders of ADSs in the U.S. of the subscription rights, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register the rights. We cannot assure you that we will file a registration statement.

For holders of our ordinary shares in the form of ADSs, the depositary may make these rights or other distributions available to ADS holders. If the depositary does not make the rights available to ADS holders and determines that it is impractical to sell the rights, it may allow these rights to lapse. In that case the holders will receive no value for them. The section of this prospectus titled “Description of American Depositary Shares—Dividends and Distributions” explains in detail the depositary’s responsibility in connection with a rights offering.

PLAN OF DISTRIBUTION

We may sell or otherwise offer our securities described herein:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

The distribution of securities may be carried out, from time to time, in one or more transactions, including:

•	block transactions and transactions on the Nasdaq Global Market or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The prospectus supplement with respect to a particular offering will set forth the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the method of distribution;

•	the public offering price or purchase price and the proceeds to us from that sale;

•	the expenses of the offering;

•	any discounts or commissions to be allowed or paid to the underwriters, dealers or agents;

•	all other items constituting underwriting compensation and the discounts and commissions to be allowed or paid to dealers, if any; and

•	any other information regarding the distribution of the securities that we believe to be material.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We may, from time to time, authorize agents acting on a best or reasonable efforts basis as our agents to solicit or receive offers to purchase the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a société anonyme, or S.A., organized under the laws of France. The majority of our directors and officers are citizens and residents of countries other than the United States, and the majority of our assets are located outside of the United States. Accordingly, U.S. investors may find it difficult and may be unable:

•	to effect service of process upon or obtain jurisdiction over our company or our officers and directors in U.S. courts in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce, either inside or outside the United States, judgments obtained in U.S. or non-U.S. courts in actions predicated upon the civil liability provisions of the U.S. federal securities laws against us or our officers and directors;

•	to bring an original action in a French court to enforce liabilities based upon the U.S. federal securities laws against us or our officers or directors; and/or

•	to enforce against us or our directors in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been informed by Jones Day, our counsel, that there is doubt as to enforceability in France, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated in the U.S. federal securities laws.

In addition, actions in the United States under the U.S. federal securities laws could be affected under certain circumstances by the French law No. 68-678 of July 26, 1968 as amended by French Law No. 80-538 of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with those actions. Each of the foregoing statements also applies to our auditors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities described in this prospectus. This prospectus does not contain all of the information set forth in the registration statement that we filed. In addition, we are subject to the informational and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and fulfill the obligations with respect to those requirements by filing reports with the SEC. You may read and copy any document that we file with the

SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at prescribed rates. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may obtain further information by calling the SEC at 1-800-SEC-0330 or by logging on to the SEC’s website.

Our ordinary shares are listed on the Alternext market of Euronext in Paris and on the Nasdaq Global Market, the latter in the form of ADSs. You can consult reports and other information about us that are filed pursuant to the rules of the Alternext market of Euronext in Paris and of the Nasdaq Global Market at these exchanges.

You may request a copy of this prospectus, any of the information that is incorporated by reference in this prospectus and any document summarized in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations Cellectis S.A. 8 rue de law Croix Jarry 75013 Paris, France +33 1 81 69 16 00

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any accompanying prospectus supplement the information we have filed with the SEC. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 23, 2017; and

•	Registration Statement on Form 8-A, filed with the SEC on March 23, 2015.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and those of our reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in the applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the ordinary shares represented by the ADSs, the preferred shares and the warrants and certain legal matters relating to French law will be passed upon by Jones Day, Paris, France, and the validity of the warrants and certain legal matters relating to U.S. federal and New York law will be passed upon by Jones Day, New York, New York.

EXPERTS

The consolidated financial statements of Cellectis appearing in Cellectis’ Annual Report (Form 20-F) for the year ended December 31, 2016 and the effectiveness of Cellectis’ internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young et Autres, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The offices of Ernst & Young et Autres are located at Tour First, 1 place des Saisons, 92037 Paris—La Défense Cedex, France.

$175,000,000 of American Depositary Shares

Representing            Ordinary Shares

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC

Citigroup

Barclays

Lead Manager

Nomura

Co-Managers

Oppenheimer & Co.

Ladenburg Thalmann

            , 2018